Exhibit 10.2

AGREEMENT AND PLAN OF MERGER

by and among

CRESTWOOD MIDSTREAM PARTNERS LP,

CRESTWOOD ARROW ACQUISITION LLC,

ARROW MIDSTREAM HOLDINGS, LLC,
LEGION ENERGY, LLC,
AND
OZ MIDSTREAM HOLDINGS, LLC

Dated as of October 8, 2013

TABLE OF CONTENTS
Page
Article I. Definitions and References
2
Section 1.1.Defined Terms    2
Section 1.2.Certain Additional Defined Terms    15
Article II. Merger17
Section 2.1.The Merger    17
Section 2.2.Closing    17
Section 2.3.Effective Time of the Merger    17
Section 2.4.Effect of the Merger    18
Section 2.5.Further Actions    18
Section 2.6.Organizational Documents    18
Section 2.7.Officers    18
Article III. Conversion of Membership Interests18
Section 3.1.Merger Consideration.    18

i

Section 3.2.Payment of the Preliminary Merger Consideration    19
Section 3.3.Closing Obligations of the Company    19
Section 3.4.Closing Obligations of Buyer    20
Section 3.5.Allocation of Merger Consideration Among Members    21
Article IV. Representations and Warranties Relating to the Company and the Company Subsidiaries21
Section 4.1.Organization and Standing    21
Section 4.2.Governing Documents    21
Section 4.3.Capital Structure    22
Section 4.4.Power and Authority    22
Section 4.5.Valid and Binding Agreement    22
Section 4.6.Non-Contravention    23
Section 4.7.Approvals    23
Section 4.8.Subsidiaries; Investments    23
Section 4.9.Pending Proceedings; Orders    24

Section 4.10.Compliance with Laws; Permits    24
Section 4.11.Taxes    25
Section 4.12.Contracts    26
Section 4.13.Regulatory Matters    29
Section 4.14.Environmental Matters    29
Section 4.15.Pipeline and Facilities    30
Section 4.16.Real Property.    31
Section 4.17.Intellectual Property    32
Section 4.18.Bankruptcy    33
Section 4.19.Capital Commitments    33
Section 4.20.Financial Advisors    33
Section 4.21.Insurance    33
Section 4.22.Sufficiency of Properties    34
Section 4.23.Financial Statements    34
Section 4.24.Employees and Employee Benefit Plans    34

Section 4.25.Banks; Power of Attorney    37
Section 4.26.Imbalances    37
Section 4.27.No Alienation    37
Section 4.28.Business Guaranties    37
Section 4.29.Tribal Obligations    37
Section 4.30.Absence of Certain Changes    38
Article V. Disclaimer39
Section 5.1.Disclaimer    39
Article VI. Representations and Warranties of the Members40
Section 6.1.Organization and Standing    40
Section 6.2.Power and Authority    40
Section 6.3.Valid and Binding Agreement    40
Section 6.4.Non-Contravention    40
Section 6.5.Approvals    41
Section 6.6.Independent Evaluation    41

Section 6.7.Financial Advisors    41
Section 6.8.Investment Experience    41
Section 6.9.Restricted Securities    41
Section 6.10.Accredited Investor; Investment Intent    42
Article VII. Representations and Warranties of Buyer and Merger Sub42
Section 7.1.Organization and Standing    42
Section 7.2.Power and Authority    42
Section 7.3.Valid and Binding Agreement    43
Section 7.4.Non-Contravention    43
Section 7.5.Approvals    43
Section 7.6.Proceedings    43
Section 7.7.Financing    44
Section 7.8.Independent Evaluation    44
Section 7.9.Financial Advisor    44
Section 7.10.Investment Experience    44

v

Section 7.11.Restricted Securities    44
Section 7.12.Accredited Investor; Investment Intent    44
Section 7.13.Capitalization of Buyer    44
Section 7.14.Organizational Documents    45
Section 7.15.SEC Filings; Controls    45
Section 7.16.Financial Statements    46
Section 7.17.MLP Status    46
Article VIII. Buyer Disclaimer46
Section 8.1.Buyer Disclaimer    46
Article IX. Certain Covenants47
Section 9.1.Access    47
Section 9.2.Exculpation and Indemnification    48
Section 9.3.Assignment of Properties    49
Section 9.4.Interim Operation    49
Section 9.5.Restrictions on Certain Actions    49

Section 9.6.Confidentiality    51
Section 9.7.Indemnification of Managers and Officers    52
Section 9.8.Employee Matters    53
Section 9.9.Taxes    54
Section 9.10.Press Releases    58
Section 9.11.Books and Records    58
Section 9.12.Reasonable Efforts; Further Assurances    58
Section 9.13.Title Policies    59
Section 9.14.Assistance with Buyer Financing and Securities Filings    59
Section 9.15.Replacement of Sureties, Bonds and Letters of Credit    60
Section 9.16.Litigation and Regulatory Cooperation    60
Section 9.17.Updated Disclosure Schedules; Notification    61
Section 9.18.Custodial Account    61
Article X. Conditions Precedent to Closing Obligations62
Section 10.1.Conditions Precedent to the Obligations of Buyer    62

Section 10.2.Conditions Precedent to the Obligations of the Company and the Member Representative    63
Article XI. Termination63
Section 11.1.Termination    63
Section 11.2.Effect of Termination    65
Article XII. Merger Consideration Adjustments65
Section 12.1.Initial Adjustment at Closing    65
Section 12.2.Adjustment Post Closing    66
Article XIII. Indemnification67
Section 13.1.Indemnification by Buyer    67
Section 13.2.Indemnification by the Members    68
Section 13.3.Survival of Provisions    69
Section 13.4.Notice of Claim    70
Section 13.5.Net Amounts    71
Section 13.6.Post-Closing Escrow    71

Section 13.7.Adjustment to Purchase Price    72
Article XIV. Notices72
Section 14.1.Notices    72
Article XV. Miscellaneous Matters73
Section 15.1.Parties Bear Own Expenses/No Special Damages    73
Section 15.2.Transfer Taxes    73
Section 15.3.Entire Agreement    73
Section 15.4.Choice of Law, Jurisdiction, etc.    74
Section 15.5.Time of Essence    74
Section 15.6.Assignment, Amendment and Waiver    74
Section 15.7.Counterpart Execution    75
Section 15.8.Remedies; Exclusive Remedy; Release    75
Section 15.9.References, Titles and Construction    77
Section 15.10.Severability    78
Section 15.11.Waiver    78

Section 15.12.No Third Party Beneficiaries    79
Section 15.13.Member Representative    79
Section 15.14.No Recourse Against Financing Sources    79

x

LIST OF EXHIBITS AND SCHEDULES
Exhibits

1.1(a)	Net Working Capital and Merger Consideration Adjustment Amount Illustrations

1.1(b)	Form of Transition Services Agreement

3.3(g)	Form of Resignation of Officers and Directors

3.3(h)	Form of Non-Competition Agreement

3.3(i)	Form of General Waiver and Release

Disclosure Schedules

Section 1.1(a)	Excluded Properties – Contracts of Insurance and Indemnity

Section 1.1(b)	Excluded Properties – Intellectual Property

Section 1.1(c)	Excluded Properties – Vehicles and Office and Computer Equipment

Section 1.1(d)	Excluded Properties – Other Assets

Section 1.1(e)	Excluded Properties – Certain Contracts

Section 1.1(f)	Permitted Liens

Section 1.1(g)	Permits

Section 1.1(h)	Easements

Section 1.1(i)	Fee Interests

Section 1.1(j)	Inventory

Section 1.1(k)	Sureties

Section 1.1(l)	Ordinary Course Producer Obligations

Section 3.2	Base Merger Consideration

Section 3.3(h)	Non-Compete Parties

Section 4.1	Organization and Standing of the Target Companies

Section 4.2	Equity Ownership of the Target Companies

Section 4.3	Capitalization

Section 4.6	Non-Contravention

Section 4.7	Approvals

Section 4.8	Subsidiaries

Section 4.9	Pending Proceedings of the Target Companies

Section 4.10(a)	Compliance with Laws

Section 4.10(b)	Permits

Section 4.11(a)	Taxes

Section 4.11(b)	Tax Proceedings

Section 4.12(a)	Company Contracts

Section 4.12(b)	Contracts - Exceptions

Section 4.12(c)	Contracts - Prohibitions

Section 4.12(d)	Related Party Contracts

HN\1043378.20 Arrow-Crestwood Merger Agreement (Execution Version)     049538-0002

Section 4.13(b)	Regulatory Matters – Jurisdictional Status of Pipeline and Facilities

Section 4.13(c)	Regulatory Matters – Licenses and Permits

Section 4.14	Environmental Matters

Section 4.15	Pipeline and Facilities

Section 4.16(b)	Leases

Section 4.16(c)	Gaps in Easements

Section 4.17(b)	Intellectual Property

Section 4.17(c)	Software

Section 4.19	Capital Commitments

Section 4.20	Company Financial Advisors

Section 4.21(a)	Insurance Policies

Section 4.21(b)	Insurance Claims

Section 4.22	Sufficiency of Properties

Section 4.23	Financial Statements

Section 4.24(a)	Employee Benefit Plans

Section 4.24(g)	Employee Benefit Plan Loans

Section 4.24(h)	Collective Bargaining Agreements

Section 4.24(i)	Zenergy Employees

Section 4.24(k)	Employment Arrangements

Section 4.25	Banks; Powers of Attorney

Section 4.26(a)	Gas Imbalances

Section 4.26(b)	Oil Imbalances

Section 4.27	No Alienation

Section 4.28	Business Guarantees

Section 4.29(a)	Tribal Contracts

Section 4.29(b)	Tribal Requirements

Section 4.29(b)(ii)	Reservation Land

Section 6.7	Member Financial Advisors

Section 9.4	Interim Operations

Section 9.5(i)	Capital Expenditures

Section 9.15(a)	Sponsors

Section 9.15(b)	Sponsor Letters of Credit

Section 10.1(e)	Closing Consents

Section 14.1	Notices

HN\1043378.20 Arrow-Crestwood Merger Agreement (Execution Version)     049538-0002

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger, dated as of October 8, 2013 (the “Execution Date”) (including the Schedules and Exhibits hereto, this “Agreement”), is by and among Crestwood Midstream Partners LP, a Delaware limited partnership (“Buyer”), Crestwood Arrow Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of Buyer (“Merger Sub”), Arrow Midstream Holdings, LLC, a Delaware limited liability company (the “Company”), the Members (as defined herein) and OZ Midstream Holdings, LLC, a Delaware limited liability company, in its capacity as Member Representative (as defined herein), with respect to Articles III, IX, XI, XII, XIII, and XV and Section 10.2. Buyer, Merger Sub, the Company, the Members and the Member Representative are referred to collectively herein as the “Parties” and each individually as a “Party.”
W I T N E S S E T H:
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq. (the “DLLCA”), Buyer, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub, an entity organized for the sole purpose of entering into the transactions contemplated hereby, will merge with and into the Company with the Company as the surviving company and a wholly-owned subsidiary of Buyer (the “Merger”);
WHEREAS, the respective boards of directors or similar governing bodies of Buyer, Merger Sub and the Company have approved this Agreement, the Merger and the related transactions contemplated hereby, and have determined that the Merger is advisable to, and in the best interests of, the respective companies and their respective partners and members, as applicable;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Buyer, as the sole member of Merger Sub, has approved this Agreement, the Merger and the related transactions contemplated hereby in accordance with the DLLCA and Merger Sub’s Governing Documents;
WHEREAS, pursuant to the MHA Purchase Agreement (as defined herein), the Company will acquire prior to Closing all Class B Units (the “MHA Acquisition”) of Arrow Pipeline, LLC, a Delaware limited liability company (“Arrow Pipeline”), representing all remaining interests in Arrow Pipeline not already held by the Company, from MHA Holdings, Inc., a tribal corporation formed under the laws of The Three Affiliated Tribes of the Fort Berthold Reservation (“MHA”); and
WHEREAS, subsequent to the MHA Acquisition, Arrow Pipeline will become a wholly owned Subsidiary of the Company;
NOW, THEREFORE, in consideration of the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to become legally bound, hereby agree as follows:
Article I.

Definitions and References
Section 1.1.    Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the section, subsections or other subdivisions referred to below:
“Affiliate” means any Person directly or indirectly Controlling, Controlled by, or under common Control with any other Person.
2    “Applicable Environmental Laws” means all statutes, ordinances, laws, rules (including rules of common law), orders (including Governmental Orders), judgments, settlements, decrees, regulations or other legally enforceable requirements of any Governmental Entity in effect on or prior to the Closing Date and applicable to the Buyer, the Target Companies, the Properties or this Agreement and the transactions contemplated hereby governing pollution or protection of human health, safety, natural resources or the environment (including any Releases or disposals of Hazardous Materials into the environment or exposure to Hazardous Materials), including the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Occupational Safety and Health Act, 29 USC § 651 et seq. (solely as this statute and regulations pertain to Hazardous Materials); and the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act, as each has been amended from time to time.
3    “Applicable Laws” means (other than Applicable Environmental Laws) all federal, state, local, tribal and other laws, rules, statutes, ordinances, directives, requirements, Governmental Orders or regulations in effect on or prior to the Closing Date and applicable to the Buyer, the Target Companies, the Properties, the Business or this Agreement and the transactions contemplated hereby.
4    “Arrow ND Employees” means any employee of the Target Companies whose employment is primarily located in the State of North Dakota.
5    “Arrow Release Parties” means all current or former (i) members of the Company’s board of managers and a Company Subsidiary’s board of managers, (ii) members of the Legion Member’s board of managers, (iii) members of the Legion Member and the OZ Member, (iv) officers, directors and managers of the Target Companies and the Legion Member, (v) officers, directors, shareholders and employees of Zenergy, and its Affiliates and (vi) officers and directors of the OZ Member and its Affiliates.
6    “Business” means (i) the gathering, transporting, terminaling and marketing of crude oil, natural gas (including its constituents) and water and (ii) other related midstream services such as the installation of pipelines (including salt water pipelines) and equipment, in each case as conducted by the Target Companies in North Dakota.
7    “Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in the United States are authorized or required to be closed for business.
8    “Buyer’s Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Buyer, dated as of December 21, 2011, as amended from time to time.
9    “Capital Expenditures” means the aggregate amount of capital expenditures (for growth projects, but excluding maintenance capital expenditures) spent by a Target Company with respect to the Business commencing October 1, 2013.
10    “Cash Merger Consideration” means $550,000,000.
11    “Code” means the Internal Revenue Code of 1986, as amended.
12    “Closing Date Common Unit Value” shall mean the value of each Common Unit on the Closing Date, which is the equivalent of the volume weighted average price per Common Unit for the ten (10) consecutive trading days immediately prior to the Execution Date.
13    “Common Units” means common units representing limited partner interests in Buyer.
14    “Company Subsidiaries” means, collectively, Arrow Pipeline, Arrow Water, LLC, a Delaware limited liability company, and Arrow Field Services, LLC, a Delaware limited liability company.
15    “Confidentiality Agreement” means that certain Confidentiality Agreement dated June 26, 2013 by and between the Company and Buyer.
16    “Contracts” means any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other legally binding instrument or contractual obligation whether written or oral; provided, however, that the term “Contract” shall not include the Easements.
17    “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” and “Controlling” have the meanings correlative thereto.
18    “Credit Facility” means that certain Credit Agreement dated as of June 3, 2013 among the Company, as Borrower, U.S. Bank National Association as Administrative Agent, and the lenders party thereto.
19    “Current Assets” means (i) the Company’s accounts receivable, Restricted Cash, Inventory, prepaid pipe (which shall be included in Current Assets without regard to GAAP), prepaid expenses and other current assets, all determined on a combined basis in accordance with GAAP applied on a consistent basis and, to the extent not inconsistent with GAAP, in accordance with the accounting policies, practices and principles set forth on or used in the preparation of the Net Working Capital illustration attached hereto as Exhibit 1.1(a); provided, that Current Assets shall not include, in whole or in part; (a) Excluded Properties, (b) any deferred Tax assets, (c) any intercompany accounts or (d) Unrestricted Cash.
20    “Current Liabilities” means the Company’s accounts payable, accrued liabilities, deferred revenues and advances payable (including well connection obligations) and other current liabilities all determined on a combined basis in accordance with GAAP applied on a consistent basis and, to the extent not inconsistent with GAAP, in accordance with the accounting policies, practices and principles set forth on or used in the preparation of the Net Working Capital illustration attached hereto as Exhibit 1.1(a); provided that Current Liabilities shall not include, in whole or in part (a) Debt or obligations under the Equipment Finance Lease or the Credit Facility (including the current portion of Debt, lines of credit, accrued and unpaid interest on Debt and all premiums, penalties, fees and other amounts required to be paid by the Company to obtain the release of all Liens against the Properties securing the Debt, the Equipment Finance Lease or the Credit Facility); (b) any deferred Tax liability; (c) any Excluded Properties, (d) any intercompany accounts, (e) Retained Liabilities or (f) payables booked by a Target Company in connection with the capital expenditures set forth on Section 9.5(i) of the Disclosure Schedule.
21    “Debt” means (a) all indebtedness of the Target Companies for borrowed money (including all principal, interest, premiums, penalties, termination fees or breakage fees), (b) all obligations of the Target Companies evidenced by notes, bonds, debentures or similar instruments, (c) all capitalized lease obligations, (d) all reimbursement obligations of the Target Companies in respect of any letter of credit, banker’s acceptance or similar credit transaction (other than Item 3 on Section 4.12(d) of the Disclosure Schedule), (e) the principal component of all obligations to pay the deferred and unpaid purchase price of property or equipment which has been delivered, (f) all obligations under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction (whether or not recorded on a balance sheet) and any off-balance sheet arrangement, (g) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (h) all Debt of another Person of the type referred to in clauses (a) through (g) above guaranteed by a Target Company directly or indirectly, jointly or severally, in any manner, and (i) any costs, fees or other expenses arising from or in connection with the repayment, liquidation or termination of any Debt referred to in clauses (a) through (h), including any prepayment, breakage, termination, penalty or similar costs, fees or expenses. For the avoidance of doubt, the liabilities and obligations of the Company under the Credit Facility will not be considered “Debt” for the purposes of this Agreement; provided, the Company (at the Company’s expense) will nevertheless be obligated, on or prior to the Closing, to pay off all liabilities and obligations under, and obtain a release of all Liens under the Credit Facility.
22    “Defensible Title” means, as of the Execution Date and the Closing Date, as the case may be, such title and ownership by the Target Companies with respect to any subject property that:
(a)    provides the Target Companies with good, valid and defensible ownership of such property free and clear of Liens, other than Permitted Liens; and
(b)    entitles the Target Companies to operate, maintain, repair, replace and use such property for its intended use and as it is currently being or has been operated, maintained, repaired, replaced and used.
23    “Disclosure Schedule” means that certain Disclosure Schedule furnished by the Company to Buyer contemporaneously with the execution and delivery of this Agreement.
24    “Dispute” means any and all claims, disputes, controversies or other matters in question arising out of or relating to this Agreement or to the computation of the Final Merger Consideration Adjustment Amount adjusted pursuant to Section 12.2.
25    “Dollar” and “$” means the United States of America dollar.
26    “Easements” shall have the meaning assigned to such term in subsection (d) of the definition of Properties.
27    “Emergency” means an emergency situation that presents a direct risk of human injury or loss of life or of material damage or destruction of property or tangible assets.
28    “Employee Benefit Plan” means (a) any “employee benefit plan” as defined in Section 3(3) of ERISA and (b) any other plan, policy or program providing compensation or other benefits (including, without limitation, any retention bonuses, personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, collective bargaining agreement, deferred compensation, salary continuation, employee loan or loan guarantee, split dollar arrangement, severance pay or bonus plan, policy or arrangement, vacation policy, executive compensation or supplemental income arrangement, consulting agreement, or employment agreement) to any current or former director, officer, consultant or employee of a Target Company, which are maintained, sponsored or contributed to by the Target Companies, or under which the Target Companies have any direct or indirect obligation or liability.
29    “Environmental Defects” means any and all liabilities arising under Applicable Environmental Law (including fines, penalties and corrective actions for violations of Applicable Environmental Laws as well as investigatory, remedial and monitoring costs for remediation of impacted soils, groundwater or other aspects of the environment) that are identified in or discovered by a Phase I Environmental Site Assessment conducted prior to Closing, including such liabilities identified or discovered by further sampling and testing conducted in accordance with Section 9.1.
30    “Environmental Permit” means any and all permits, licenses, registrations, authorizations, exemptions, variances, consents, orders and approvals required by a Governmental Entity under any Applicable Environmental Laws.
31    “Equipment Finance Lease” means that certain Equipment Finance Lease, dated July 3, 2013, by and among the Company and U.S. Bank, N.A.
32    “Equity Merger Consideration” means 8,826,125 Common Units.
33    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
34    “ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Company or that is a member of the same “controlled group” as a Target Company pursuant to section 4001(a)(14) of ERISA.
35    “Escrow Agent” means JPMorgan Chase Bank, National Association.
36    “Escrow Agreement” means that certain Escrow Agreement, to be dated as of the Closing Date, among the Member Representative, Buyer and the Escrow Agent, in a form to be mutually agreed upon by the Member Representative, Buyer and the Escrow Agent.
37    “Escrow Amount” means 3,309,797 Common Units.
38    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
39    “Excluded Properties” means:
(a)    All contracts of insurance or indemnity specifically listed on Section 1.1(a) of the Disclosure Schedule;
(b)    Any refund of Taxes allocated to the Members pursuant to Section 9.9(c);
(c)    All computer or communications software or intellectual property (including tapes and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by the Target Companies, and specifically listed on Section 1.1(b) of the Disclosure Schedule;
(d)    All vehicles and offices and related office and computer equipment owned, leased, licensed or used by the Target Companies, and specifically listed on Section 1.1(c) of the Disclosure Schedule;
(e)    The assets listed on Section 1.1(d) of the Disclosure Schedule;
(f)    Each Contract to which a Target Company is a party that is not used in connection with or held for use in the Business and is specifically listed on Section 1.1(e) of the Disclosure Schedule;
(g)    All communications by and among the Company, a Member, their respective Affiliates and any advisor to the Company, a Member or their Affiliates related to (i) the potential sale of any Target Company or any of the Properties and (ii) the management or restructuring of management with respect to any Target Company to the extent that neither any Target Company nor Buyer would have any liability or exposure with respect to such matters; and
(h)    All communications by and among the Members and the Company, on the one hand, and the Tribe, MHA or Bow Midstream Holdings, LLC, a North Dakota limited liability company, on the other hand, with respect to each Person’s ownership interests in Arrow Pipeline or such Person’s rights under that certain Amended and Restated Limited Liability Agreement of Arrow Pipeline, LLC, dated as of November 17, 2008, as amended, to the extent that neither any Target Company nor Buyer would have any liability or exposure with respect to such matters.
40    “Facilities” shall have the meaning assigned to such term in subsection (b) of the definition of Properties.
41    “Fee Interest” shall have the meaning assigned to such term in subsection (e) of the definition of Properties.
42    “FERC” means the Federal Energy Regulatory Commission.
43    “Final Merger Consideration” means, (i) if the Buyer and the Members agree on the Final Merger Consideration Adjustment Amount as delivered to the Members pursuant to Section 12.2(a), the sum of (a) the Base Merger Consideration plus (b) such Final Merger Consideration Adjustment Amount, which may be a positive or negative number or (ii) in the event that the Final Merger Consideration Adjustment Amount is provided by the Independent Expert pursuant to Section 12.2(c), then (a) the Base Merger Consideration, plus (b) the Final Merger Consideration Adjustment Amount as provided by the Independent Expert.
44    “Financing Sources” means, collectively, the agents, lead arrangers, bookrunners, lenders and other entities that commit to provide or otherwise enter into agreements in connection with any Buyer Financing.
45    “Force Majeure” means acts of terrorism, fire, explosion, earthquake, storm, flood, strike, lock out, activities of a combination of workmen or other labor difficulties, wars, insurrection, riot, acts of God or the public enemy, law, act, order, export or import control regulations, proclamation, decree, regulation, ordinance, judgment, decree or instructions of a Governmental Entity.
46    “GAAP” means generally accepted accounting principles in the United States of America.
47    “Governing Documents” means, when used with respect to an entity, the documents governing the formation, operation and governance of such entity, including (a) in the instance of a corporation, the articles or certificate of incorporation and bylaws of such corporation, (b) in the instance of a partnership, the partnership agreement, (c) in the instance of a limited partnership, the certificate of formation and the limited partnership agreement, and (d) in the instance of a limited liability company, the articles of organization or certificate of formation and operating agreement or limited liability company agreement.
48    “Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, tribal, county, municipal, local or other governmental or quasi-governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign).
49    “Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, established or entered by or with any Governmental Entity.
50    “Hazardous Materials” means any substance that, whether by its nature or its use, is regulated, listed or defined, or otherwise might give rise to liability, under any Applicable Environmental Law, including any: (i) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic substance,” “extremely hazardous substance,” “chemical substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Applicable Environmental Law; (ii) Hydrocarbons, petroleum, petrochemical or petroleum products, or petroleum substances; (iii) oil and gas exploration and production wastes, including produced and flow back waters; and (iv) asbestos containing materials, mercury, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, or radon gas.
51    “Hydrocarbons” means oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous and liquid hydrocarbons or any combination thereof, and other minerals, gases or substances extracted from or produced with the foregoing.
52    “Inventory” shall have the meaning assigned to such term in subsection (h) of the definition of Properties.
53    “IRS” means the Internal Revenue Service.
54    “Knowledge” of a specified Person (or similar references to a Person’s knowledge) means all information actually known, after reasonable inquiry, to: (a) in the case of a Person who is an individual, such Person; (b) in the case of the Company, Steve Dickerson, Doug Lee, Richard Siler or Bob Zinke; and (c) in the case of Buyer, Robert Phillips, Bill Gautreaux, Mike Campbell or William Moore.
55    “Leased Real Property” shall have the meaning assigned to such term in subsection (f) of the definition of Properties.
56    “Legion Member” means Legion Energy, LLC, a Delaware limited liability company.
57    “Lien” means, with respect to any property or asset, any deed of trust, mortgage, security interest, encumbrance, or pledge of any kind in respect of such property or asset.
58    “LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 4, 2012.
59    “Material Adverse Effect” means, with respect to any Person, any occurrence, circumstance, change or effect or other matter that would be reasonably expected to materially and adversely affect the assets, business, operations or financial condition of such Person (and in the case of the Company, of the Target Companies and the Properties taken as a whole); provided, however, that the following shall not be deemed to constitute, create or cause a Material Adverse Effect:
(a)    any occurrences, changes, circumstances or effects that affect generally the international, national, regional or local economic, market, financial, credit or political conditions in the area in which the Properties are located, the United States or worldwide;
(b)    any occurrences, changes, circumstances or effects that affect generally the oil or gas industries such as fluctuations in the price of oil or gas, from general developments or conditions in the oil or gas industries, or from other general economic conditions, facts or circumstances;
(c)    seasonal reductions in revenues and/or earnings of the Target Companies in the ordinary course of business;
(d)    any occurrences, changes, circumstances or effects that result from any of the transactions contemplated by this Agreement or the public announcement thereof; or
(e)    any occurrences, changes, circumstances or effects that result from the effects of conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including, without limitation terrorist attacks, except to the extent that such occurrences, changes, circumstances or effects have a disproportionate impact on the Company, the Business or the Properties relative to other participants in the industry in which the Target Companies conduct the Business or own or operate the Properties in the case of clauses (a), (b) and (e) above.
“Members” means, collectively, the OZ Member and the Legion Member.
“Membership Interests” means the equity interests of the Company issued under the LLC Agreement.
“Member Taxes” means any and all Taxes (a) imposed on any Target Company, or for which any Target Company may otherwise be liable, for any Pre-Closing Date Tax Period and for any Pre-Closing Date Straddle Period (determined in accordance with Section 9.9(b)(iii)); (b) listed on Sections 4.11(a) or 4.11(b) of the Disclosure Schedule or resulting from a breach of any representation or warranty set forth in Section 4.11 (determined without regard to any materiality or Knowledge qualifiers) or a breach by any Member of any covenant set forth in Section 9.9, (c) of any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes of which any Target Company (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar Applicable Law; or (d) of any other Person for which any Target Company is or has been liable as a transferee or successor, by contract or otherwise; provided, however, that no such Tax will constitute a Member Tax to the extent such Tax was included as a Current Liability in determining Final Net Working Capital under Article XII.
60    “Merger Consideration Adjustment Amount” means any amount (whether a positive or negative number) equal to the sum of (i) the amount equal to the difference of, which may be a positive or negative number, (a) the Final Reimbursable Capital Expenditures, with respect to Section 12.2(a), or the Estimated Reimbursable Capital Expenditures, with respect to Section 12.1, and (b) the Target Reimbursable Capital Expenditures and (ii) the amount equal to the difference of, which may be a positive or negative number, (a) the Final Net Working Capital, with respect to Section 12.2(a), or the Estimated Net Working Capital, with respect to Section 12.1, and (b) the Target Net Working Capital.
61    “MHA Purchase Agreement” means that certain Purchase Agreement, dated as of September 30, 2013, by and among the Company, MHA, the Tribe and the OZ Member.
62    “Net Working Capital” means an amount equal to the Current Assets of the Company minus the Current Liabilities of the Company, in each case as of the Closing Date as presented on the Estimated Closing Date Balance Sheet or the Final Closing Date Balance Sheet, as applicable, in each case prepared in accordance with the principles and methodologies applied in the illustration set forth on Exhibit 1.1(a). For the avoidance of doubt, if an item is within the adjustment for Estimated Reimbursable Capital Expenditures or Final Reimbursable Capital Expenditures, as the case may be, it shall not be included in Net Working Capital.
63    “Ordinary Course Producer Obligations” means the obligations of the Company (to be performed in the ordinary course) to acquire rights-of-way, construct, install, operate or maintain pipeline assets on behalf of producers, pursuant to the terms and provisions of the Contracts listed on Section 1.1(l) of the Disclosure Schedule.
64    “OZ Member” means OZ Midstream Holdings, LLC, a Delaware limited liability company.
65    “Permits” shall have the meaning assigned to such term in subsection (c) of the definition of Properties.
66    “Permitted Liens” means (a) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings as set forth on Section 1.1(f) of the Disclosure Schedule, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings as set forth on Section 1.1(f) of the Disclosure Schedule, (c) restrictions on transfer applicable to this transaction for which consents or waivers are obtained prior to the Closing, (d) Liens created by or through Buyer or its successors and assigns, (e) any Lien granted by a third party to encumber properties or assets owned by such third party which also encumbers the Easements, but which have not and are not reasonably expected to materially adversely impact the use by the Target Companies of such Easements, (f) surface leases and other similar rights or servitudes in respect of surface operations, grazing, logging, canals, ditches, reservoirs or the like, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar easements and rights of way for utilities, on, over or in respect of any of the Property to the extent such matters do not unreasonably interfere with operations on the Property, (g) rights reserved to or vested in any municipality or government, statutory or public authority to control or regulate any of the Property in any manner, (h) any deed of trust, mortgage or other Lien that will be fully released at Closing, (i) Liens referenced in Section 1.1(f) of the Disclosure Schedule hereto; (j) all required notices or filings with Governmental Entities in connection with the consummation of transaction contemplated hereby if the same are customarily filed or made subsequent to the consummation of such similar transactions; and (k) Liens in the ordinary course of business that are minor defects or irregularities in title or other restrictions that are of the nature customarily accepted by prudent purchasers of midstream assets and that do not materially affect the value or use of any property encumbered thereby.
67    “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.
68    “Personal Property” shall have the meaning assigned to such term in subsection (i) of the definition of Properties.
69    “Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to the American Society for Testing and Materials (“ASTM”) E1527 – 05 or E1527 – 13, or any similar environmental assessment that allows for the following, in each case substantially consistent with the scope of the applicable ASTM standard(s) and limited by the scope of the Company’s representations and warranties in Section 4.14: (a) reasonable site visits to the Real Property and operations thereon (but excluding invasive sampling of any environmental media); (b) limited review of environmental documents provided by the Company for due diligence purposes; (c) limited interviews with Arrow ND Employees and Zenergy Employees who may reasonably have knowledge of relevant environmental matters relating to the Real Property and Personal Property and operations thereat; and (d) contacts with Governmental Entities and review of public Governmental Entity records. In the case of clauses (a), (c) and (d), the Company shall have to right to have its employees, agents or representatives present at any such site visit or interviews.
70    “Pipeline” shall have the meaning assigned to such term in subsection (a) of the definition of Properties.
“Pre-Closing Casualty Loss” means any material casualty loss or material damage to any material assets of the Target Companies that occurs prior to the Effective Time other than with respect to assets which have been fully repaired or replaced as of the Closing Date.
71    “Pre-Closing Date Tax Period” means all taxable periods ending on or before the Closing Date.
72    “Proceedings” means all proceedings, actions, claims, demands, charges, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity, other than permit and zoning applications which were pursued in the ordinary course of business and which to the Company’s Knowledge are not in dispute.
73    “Properties” means, except for the Excluded Properties, all of the assets, properties, rights and interests owned, leased or used by the Target Companies in connection with the Business, including:
(a)    The crude oil, natural gas and water pipelines used by the Target Companies, which are located in Dunn and McKenzie counties, North Dakota, and consist of approximately 155 miles of crude oil pipeline, approximately 150 miles of natural gas pipeline, and approximately 170 miles of water pipeline (collectively, the “Pipeline”);
(b)    The above ground and below ground facilities including buildings, salt water disposal wells, fixtures, terminals, tankage, sumps, plants, compressors, dehydration equipment, pumps, LACT units, pipes, pipeline interconnect facilities and appurtenant machinery and equipment and facilities owned, leased or used by the Target Companies (collectively referred to as the “Facilities”);
(c)    The permits, licenses and authorizations of Governmental Entities used by the Target Companies in the Business, or in the ownership, operation, maintenance, repair or replacement of the Pipeline and Facilities, including the permits, licenses and authorizations described on Section 1.1(g) of the Disclosure Schedule (the “Permits”);
(d)    Excluding the interests covered by subsection (e) and (f) below, the easements, rights-of-way agreements, option agreements, use agreements and similar type land-related agreements of the Target Companies that are used in the Business or in connection with the ownership, operation, maintenance, repair or replacement of the Pipeline and Facilities, including the easements and agreements described on Section 1.1(h) of the Disclosure Schedule (the “Easements”);
(e)    The fee interests in real property owned by a Target Company, including the fee interests described on Section 1.1(i) of the Disclosure Schedule (the “Fee Interests”);
(f)    The leases and other similar interests covering real property that are owned or held by the Target Companies and used in the conduct of the Business or in the ownership, operation, maintenance, repair or replacement of the Pipeline and Facilities (“Leased Real Property” and together with the Fee Interests and the Easements, the “Real Property”);
(g)    The Contracts of the Target Companies that are used in the conduct of the Business, including Contracts used in the ownership, operation, maintenance, repair or replacement of the Pipeline and Facilities and the purchase and sale, gathering, transporting and marketing of crude oil or gas (including, but not limited to gathering agreements and compression agreements), master service agreements, construction contracts and office leases and including the Contracts described on Section 4.12(a) of the Disclosure Schedule;
(h)    All spare parts, supplies, Hydrocarbon inventories and other inventory held by the Target Companies for future use in the Business, including oil in the tanks at the central delivery point owned by the Target Companies (“Inventory”), including the items described on Section 1.1(j) of the Disclosure Schedule;
(i)    All furniture, tools, motor vehicles, machinery and equipment (to the extent not included in Facilities) and other tangible personal property of the Target Companies that are used in the conduct of the Business (“Personal Property”);
(j)    Any and all unexpired warranties, claims, rights, or causes of action that the Target Companies may have against third parties that relate to the Pipeline, Facilities, Permits, Real Property, Contracts or the Business;
(k)    All performance and surety bonds pledged to the benefit of the Company or the Business, including the performance and surety bonds listed on Section 1.1(k) of the Disclosure Schedule (“Sureties”);
(l)    All computer or communications software or intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by the Target Companies, including those items listed on Section 4.17(c) of the Disclosure Schedule;
(m)    One hundred percent (100%) of the crude oil, natural gas and water gathering assets owned, leased or otherwise used by the Target Companies, located in Dunn and McKenzie counties, North Dakota, and related appurtenances, facilities and fixtures;
(n)    All rights of the Target Companies with respect to linefill located in the Pipeline or the Facilities; and
(o)    Corporate goodwill and going concern value of the Company.
74    “Real Property” shall have the meaning assigned to such term in subsection (f) of the definition of Properties.
75    “Reasonable Efforts” means a Party’s reasonable efforts in accordance with reasonable commercial practice without incurring unreasonable expenses.
76    “Release” means any releasing, depositing, spilling, leaking, pumping, pouring, placing, omitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.
77    “Reservation” means the Fort Berthold Indian Reservation.
78    “Restricted Cash” means all cash and cash equivalents reserved by a Target Company to settle short-term contractual obligations under oil and gas purchase and sale agreements with the Target Companies’ applicable producer customers.
79    “Retained Liabilities” means all obligations and Damages arising out of or related to (i) the Excluded Properties, (ii) claims by MHA or any other Person related to MHA’s ownership of membership interests in Arrow Pipeline or the purchase of such membership interests by the Company pursuant to the MHA Purchase Agreement, (iii) any claims by the Members against the Company or any Target Company including, or in conjunction with, the Members’ ownership of Membership Interests prior to the Closing other than the right to receive the Base Merger Consideration pursuant to Section 3.1, (iv) Item 3 set forth on Section 4.10(a) of the Disclosure Schedule, (v) any gaps in title related to Item 1 set forth on Section 4.16(c) of the Disclosure Schedule or (vi) Item 4 set forth on Section 4.24(k) of the Disclosure Schedule.
80    “SEC” means the United States Securities and Exchange Commission.
81    “Securities Act” means the Securities Act of 1933, as amended.
82    “Straddle Period” means any Tax period or year commencing on or before, and ending after, the Closing Date.
83    “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof; (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
84    “Sureties” shall have the meaning assigned to such term in subsection (k) of the definition of Properties.
85    “Target Companies” means, collectively, the Company and the Company Subsidiaries.
86    “Target Net Working Capital” means ten million Dollars ($10,000,000).
87    “Target Reimbursable Capital Expenditures” means nine million Dollars ($9,000,000).
88    “Tax” or “Taxes” means any federal, state, provincial, county, local, tribal or foreign taxes, levies or other assessments, unclaimed property and escheat obligations and other governmental charges, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, value added, capital stock, production, business and occupation, disability, employment, payroll, estimated, stamp, severance, unemployment, social security, Medicare, alternative minimum or withholding taxes imposed by any Governmental Entity or Tribal Authority or any other tax of any kind whatsoever, and includes any interest and penalties on or additions to any such taxes, whether disputed or not.
89    “Tax Return” means any return or report with respect to Taxes.
90    “Transfer Tax” means any real property transfer or excise, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed), including, without limitation, any payments made in lieu of any such Taxes or governmental charges, but excluding, for avoidance of doubt, any gross income, modified gross income, net income or franchise taxes.
91    “Transition Services Agreement” means the Transition Services Agreement, dated as of the Closing Date, between Zenergy and Buyer, in the form attached hereto as Exhibit 1.1(b).
92    “Tribe” means The Three Affiliated Tribes of the Fort Berthold Reservation.
93    “Tribal Authorities” means the Tribe and every representative, tribunal, body, agency, authority, commission, board, bureau or instrumentality acting on behalf of the Tribe.
94     “Unrestricted Cash” means all cash and cash equivalents other than Restricted Cash.
95    “Zenergy” means Zenergy, Inc., an Oklahoma corporation.
Section 1.2.    Certain Additional Defined Terms. In addition to such terms as are defined in the preamble of and recitals to this Agreement and in Section 1.1, the following terms are used in this Agreement as defined in the Articles or Sections set forth opposite such terms:

Defined Term	Reference
Acceptable Issuing Bank	Section 9.15
Aggregate Per Member Cash Consideration	Section 3.1(a)
Aggregate Per Member Consideration	Section 3.1(a)
Agreement	Preamble
Allocation Statement	Section 9.9(d)
Arrow Pipeline	Recitals
Base Merger Consideration	Section 3.2
Bidder Confidentiality Agreements	Section 9.6(b)
Buyer	Preamble
Buyer Financial Statements	Section 7.16
Buyer Financing	Section 9.14(a)
Buyer Indemnified Parties	Section 13.2(a)
Buyer SEC Documents	Section 7.15(a)
Buyer’s Indemnified Claim	Section 13.2(a)
Cap	Section 13.2(d)
Closing	Section 2.2
Closing Date	Section 2.2
Closing Payment	Section 12.1
Company	Preamble
Company Contract	Section 4.12(a)
Company Counsel	Section 15.11(a)
Consents	Section 4.7
Continuing Employees	Section 9.8(a)
Custody Agreement	Section 9.18
Damages	Section 9.2
De Minimis Threshold	Section 13.2(d)
Debt Payoff Amount	Section 3.3(d)
Deductible	Section 13.2(d)
Disguised Sale	Section 9.9(a)
DLLCA	Recitals
Effective Time	Section 2.3
Escrow Term	Section 13.6(b)
Estimated Closing Date Balance Sheet	Section 12.1
Estimated Closing Items	Section 12.1
Estimated Merger Consideration Adjustment Amount	Section 12.1
Estimated Net Working Capital	Section 12.1
Estimated Reimbursable Capital Expenditures	Section 12.1
Excess Payment	Section 12.2(b)
Execution Date	Preamble
Final Closing Date Balance Sheet	Section 12.2(a)
Final Closing Items	Section 12.2(a)
Final Merger Consideration Adjustment Amount	Section 12.2(a)
Final Net Working Capital	Section 12.2(a)
Final Reimbursable Capital Expenditures	Section 12.2(a)
Final Settlement Statement	Section 12.2(c)
Financial Statements	Section 4.23(a)
Fundamental Representations and Warranties	Section 13.3(a)(ii)
General Survival Period	Section 13.3(a)(i)
Indemnitee	Section 13.4
Independent Expert	Section 12.2(c)
Intellectual Property	Section 4.17(a)
Interim Balance Sheet	Section 4.23(a)
Leases	Section 4.16(b)
Member Representative	Section 15.13
Members’ Indemnified Claims	Section 13.1(a)
Merger	Recitals
Merger Sub	Preamble
MHA	Recitals
MHA Acquisition	Recitals
Multiemployer Plan	Section 4.24(d)
Offsite Release Liability	Section 4.14(b)
Party	Preamble
Policies	Section 4.21(a)
Post-Closing Date Straddle Period	Section 9.9(b)(iii)
Pre-Closing Date Straddle Period	Section 9.9(b)(iii)
Pre-Closing Tax Returns	Section 9.9(b)(i)
Required Buyer Filings	Section 9.14(b)
Seller Indemnified Parties	Section 13.1(a)
Sponsor Letters of Credit	Section 9.15
Sponsors	Section 9.15
Straddle Period Tax Returns	Section 9.9(b)(ii)
Survival Period	Section 13.3(c)
Surviving Company	Section 2.1
Tax Allocation Referee	Section 9.9(d)
TSA Termination Date	Section 9.8(a)
Zenergy Employees	Section 4.24(i)

Article II.

Merger
Section 2.1.    The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Company”) in accordance with the DLLCA.
Section 2.2.    Closing. Unless this Agreement shall have been terminated pursuant to Article XI and subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article X, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at the offices of Latham & Watkins LLP, 811 Main Street, 37th Floor, Houston, Texas 77002, commencing at 10:00 a.m. local time on November 8, 2013, or (b) if all conditions in Article X to be satisfied prior to Closing have not yet been waived or satisfied, the day that is two (2) Business Days after the date on which the last of the conditions set forth in Article X (other than any such conditions that by their terms are not capable of being satisfied until the Closing Date) is satisfied or, when permissible, waived (the “Closing Date”).
Section 2.3.    Effective Time of the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DLLCA, or at such other time as Merger Sub and the Company shall agree should be specified in the certificate of merger, which filing shall be made as soon as practicable on the Closing Date. When used in this Agreement, the term “Effective Time” shall mean the time at which such certificate is accepted for filing by the Secretary of State of the State of Delaware or such time as otherwise specified in the certificate of merger.
Section 2.4.    Effect of the Merger. The Merger shall, from and after the Effective Time, have all the effects provided herein, in the certificate of merger and in the applicable provisions of the DLLCA.
Section 2.5.    Further Actions. The Parties hereto shall execute and deliver such certificates and other documents and take such other actions as may be necessary or appropriate in order to effect the Merger, including, but not limited to, making filings, recordings or publications required under the DLLCA. If at any time after the Effective Time any further action is necessary to vest in the Surviving Company the title to all property or rights of Merger Sub or the Company, the authorized officers and managers of the Surviving Company are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.
Section 2.6.    Organizational Documents. The Governing Documents of Merger Sub as in effect immediately prior to the Effective Time shall be the Governing Documents of the Surviving Company after the Effective Time, until thereafter changed or amended as provided therein or by Applicable Law.
Section 2.7.    Officers. The officers and managers of Merger Sub immediately prior to the Effective Time shall be the officers and managers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, in any case in the manner provided in the organizational documents of the Surviving Company and in accordance with Applicable Law.
Article III.

Conversion of Membership Interests
Section 3.1.    Merger Consideration. As of the Effective Time, by virtue of the Merger and without any further action on the part of the Company or Buyer:
(a)    each Member shall have the right to receive its respective portion of (i) the Cash Merger Consideration (which amount may be adjusted as provided in Article XII hereof) in accordance with the terms of the LLC Agreement (such resulting amount, the “Aggregate Per Member Cash Consideration”), and (ii) the Equity Merger Consideration (which amount may be adjusted as provided in Article XII hereof) in accordance with Section 3.2(b) (such resulting amount, together with the applicable Aggregate Per Member Cash Consideration, the “Aggregate Per Member Consideration”). All such Membership Interests shall no longer be outstanding and shall automatically be cancelled and retired and cease to exist and shall cease to have any rights with respect thereto, except the right to receive the applicable Aggregate Per Member Consideration in accordance with this Agreement.
(b)    each issued and outstanding limited liability company interest of Merger Sub, by virtue of the Merger and without any action on the part of any Person, shall be converted into and become one fully paid and nonassessable limited liability company interest of the Surviving Company. From and after the Effective Time, all certificates representing the limited liability company interests of Merger Sub shall be deemed for all purposes to represent the number of limited liability company interests of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.
Section 3.2.    Payment of the Preliminary Merger Consideration. The Cash Merger Consideration and the Equity Merger Consideration (collectively, as the same may be adjusted as set forth on Section 3.2 of the Disclosure Schedule, the “Base Merger Consideration”) shall be payable as follows:
(a)    At the Closing, Buyer shall pay to the Member Representative the Closing Payment, less the Debt Payoff Amount, and the Member Representative shall distribute to each Member its applicable Aggregate Per Member Cash Consideration by wire transfer of immediately available funds to the respective accounts designated in writing by the OZ Member and the Legion Member;
(b)    At the Closing, Buyer shall deliver to (i) the Member Representative the Equity Merger Consideration less the Escrow Amount and (ii) the Escrow Amount to the Escrow Agent, such Common Units being issued in the names of the respective Members and in the ratios designated by the Member Representative to Buyer in writing at least five calendar days prior to the Closing Date.
(c)    For federal income Tax purposes, Buyer, the Company and the Member Representative agree that the Members shall be treated as the owners of the Escrow Amount during the term of the Escrow Agreement.
(d)    The Aggregate Per Member Consideration paid to the Members in respect of the Membership Interests in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the corresponding Membership Interests and, at the Effective Time, the membership interest transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the membership interest transfer books of the Surviving Company of the Membership Interests that were outstanding immediately prior to the Effective Time.
Section 3.3.    Closing Obligations of the Company. At the Closing, the Company shall deliver, or cause to be delivered, to Buyer the following items:
(a)    a certificate executed by a duly authorized officer of the Company dated the Closing Date, representing and certifying that the conditions described in Section 10.1(a) and Section 10.1(b) have been satisfied;
(b)    the certificates of formation of the Target Companies certified as of a recent date by the Secretary of State of Delaware;
(c)    a certificate of the Secretary of State of Delaware as to the good standing as of a recent date of the Target Companies in the State of Delaware;
(d)    proof of the payment by the Company of all amounts owing under or in connection with the termination of the Credit Facility and the Equipment Finance Lease and any other Debt (the “Debt Payoff Amount”), and the release and/or termination of all Liens securing the Credit Facility and the Equipment Finance Lease and any other Debt;
(e)    a counterpart of the Transition Services Agreement, duly executed by Zenergy;
(f)    a duly executed certificate of non-foreign status of each Member in the form and manner that complies with Section 1445 of the Code and the Treasury Regulations thereunder;
(g)    the resignation letters of each manager and officer of each Target Company, the form and substance of which is attached hereto as Exhibit 3.3(g);
(h)    a Non-Competition Agreement in substantially the form of Exhibit 3.3(h) executed by each Person identified on Section 3.3(h) of the Disclosure Schedule;
(i)    a General Waiver and Release in substantially the form of Exhibit 3.3(i) executed by (i) each Member and (ii) the officers and the members of the board of managers of each Target Company;
(j)    a counterpart of the Escrow Agreement, duly executed by the Member Representative and the Escrow Agent; and
(k)    evidence of the termination of all powers-of-attorney to act on behalf of any Target Company, including those set forth on Section 4.25 of the Disclosure Schedule.
Section 3.4.    Closing Obligations of Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to the Member Representative or the Escrow Agent or holders of Debt (as applicable) the following items:
(a)    an aggregate amount equal to the Closing Payment, less the Debt Payoff Amount, by wire transfer of immediately available funds to the account(s) designated by the Member Representative;
(b)    an amount equal to the Debt Payoff Amount by wire transfer of immediately available funds to an account designated by U.S. Bank National Association with respect to the Credit Facility and the Equipment Finance Lease and to accounts designated by other debtholders with respect to other Debt;
(c)    the Equity Merger Consideration, less the Escrow Amount, in accordance with Section 3.2(b);
(d)    the Escrow Amount to the Escrow Agent;
(e)    a certificate executed by a duly authorized officer of Buyer dated the Closing Date, representing and certifying that the conditions described in Section 10.2(a) and Section 10.2(b) have been satisfied;
(f)    a counterpart of the Transition Services Agreement, duly executed by Buyer; and
(g)    a counterpart of the Escrow Agreement, duly executed by Buyer.
Section 3.5.    Allocation of Merger Consideration Among Members. Buyer shall deliver the Cash Merger Consideration to an account specified by the Member Representative and will issue the Equity Merger Consideration in accordance with Section 3.2(b). Buyer will not, otherwise, have any obligation to determine how the Cash Merger Consideration will be distributed among the Members or whether the number of Common Units issued to each Member is consistent with the requirements of the Company’s Governing Documents or any other agreements between the Members. Delivery by Buyer of such Base Merger Consideration (as provided herein) to the Member Representative shall fulfill all obligations of Buyer to pay the Cash Merger Consideration and Equity Merger Consideration to the Members.
Article IV.

Representations and Warranties
Relating to the Company and the Company Subsidiaries
The Company represents and warrants to Buyer that:
Section 4.1.    Organization and Standing. Each Target Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as now being conducted. Each Target Company is duly qualified or licensed to do business and is in good standing in each jurisdiction listed in Section 4.1 of the Disclosure Schedule, which includes each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect or restrict the Company’s ability to perform the transactions contemplated by this Agreement. No Proceedings to dissolve any Target Company are pending or, to the Company’s Knowledge, threatened.
Section 4.2.    Governing Documents. The Company has made available to Buyer accurate and complete copies of the Governing Documents of the Target Companies, as amended through the Execution Date. Except as set forth on Section 4.2 of the Disclosure Schedule, such Governing Documents accurately reflect the equity ownership of the Target Companies.
Section 4.3.    Capital Structure.
(h)    No membership interests or other equity of the Target Companies (including the Membership Interests) are subject to, nor have any been issued in violation of, preemptive or similar rights. The Members are the only members of the Company, as more particularly reflected in Section 4.3 of the Disclosure Schedule, and the Membership Interests attributable to the Company as reflected in Section 4.3 of the Disclosure Schedule constitute all of the issued and outstanding membership interests and equity of the Company. All of the Membership Interests are duly authorized, validly issued and fully paid (to the extent required by the Company’s Governing Documents) and nonassessable. Except for the Membership Interests and the rights created by this Agreement, there are outstanding or in existence (i) no membership interests or other equity or debt securities of the Company, (ii) no securities of the Company convertible into or exchangeable for membership interests or other voting securities of the Company, (iii) no options, warrants, calls, subscriptions or other rights to acquire from the Company, and no obligation of the Company to issue or sell, any membership interests or other voting securities of the Company or any securities of the Company convertible into or exchangeable for such membership interests or voting securities, (iv) no equity equivalents, interests in the ownership or earnings, equity appreciation rights, phantom equity, profit participation rights, or other similar rights of or with respect to the Company and (v) other than as reflected in the Company’s Governing Documents, no voting trust, proxy or other agreement or understanding with respect to the voting of any of the Membership Interests attributable to the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the foregoing membership interests, securities, options, equity equivalents, interests or rights.
(i)    At the Closing, and as a result of the Merger, Buyer will acquire good and valid title to the Membership Interests free and clear of any Liens other than Liens created by (i) Buyer or (ii) applicable securities laws.
Section 4.4.    Power and Authority. The Company has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Company of this Agreement and each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of the Company.
Section 4.5.    Valid and Binding Agreement. This Agreement has been duly executed and delivered by the Company and (assuming that this Agreement constitutes the valid and legally binding obligation of Buyer) constitutes, and each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by the Company, and (assuming that each other agreement, instrument or document constitutes or will constitute the valid and legally binding obligation of Buyer) constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Company, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).
Section 4.6.    Non-Contravention. Except as set forth in Section 4.6 and Section 4.7 of the Disclosure Schedule, neither the execution, delivery, and performance by the Company of this Agreement and each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is a party, nor the consummation by it of the transactions contemplated hereby and thereby do or will (i) conflict with or result in a violation of any provision of any Target Company’s Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any Contract to which any Target Company is a party or by which the Target Companies or their properties may be bound, (iii) result in the creation or imposition of any Lien, other than Permitted Liens, on any of the Target Companies’ properties or other assets or any of the Properties, or (iv) result in a violation of any Applicable Law binding upon the Target Companies or the Business, except in the instance of clause (ii) and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations or accelerations that would not, individually or in the aggregate, materially and adversely impact the Company’s ownership or use of any of its Assets or its ability to conduct the Business.
Section 4.7.    Approvals. Except as set forth in Section 4.7 of the Disclosure Schedule, no consent, waiver, notice, approval, order, or authorization of, or declaration, filing, or registration (collectively, “Consents”) with any Governmental Entity or of any third party is required to be obtained or made by the Company in connection with the execution, delivery, or performance by the Company of this Agreement, each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is party or the consummation by it of the transactions contemplated hereby and thereby, other than Consents, the failure of which to obtain would not, individually or in the aggregate, materially and adversely impact the Company’s ownership or use of any of its Assets or its ability to conduct the Business.
Section 4.8.    Subsidiaries; Investments.
(a)    Except for the Company’s ownership of the Company Subsidiaries and as set forth in Section 4.8 of the Disclosure Schedule, the Target Companies do not own, directly or indirectly, any capital stock of, or other equity interest in, any corporation or have any direct or indirect equity or ownership interest, partnership interests, joint venture interests, or other participation interests in any other Person.
(b)    Except for the membership interests in Arrow Pipeline that will be acquired prior to Closing pursuant to the MHA Acquisition, the Company owns 100% of the membership interests in each of the Company Subsidiaries free and clear of all Liens. All of the membership interests in the Company Subsidiaries are duly authorized, validly issued and fully paid (to the extent required by the applicable Company Subsidiary’s Governing Documents) and nonassessable. Except for such membership interests owned by the Company or to be acquired by the Company pursuant to the MHA Acquisition, there are outstanding or in existence (i) no membership interests or other equity or debt securities of any Company Subsidiary, (ii) no securities of any Company Subsidiary convertible into or exchangeable for membership interests or other voting securities of the Company Subsidiary, (iii) no options, warrants, calls, subscriptions or other rights to acquire from any Company Subsidiary, and no obligation of any Company Subsidiary to issue or sell, any membership interests or other voting securities of any Company Subsidiary or any securities of any Company Subsidiary convertible into or exchangeable for such membership interests or voting securities, (iv) no equity equivalents, interests in the ownership or earnings, equity appreciation rights, phantom equity, profit participation rights, or other similar rights of or with respect to any Company Subsidiary and (v) other than as reflected in each Company Subsidiary’s Governing Documents, no voting trust, proxy or other agreement or understanding with respect to the voting of any of the membership interests attributable to such Company Subsidiary. There are no outstanding obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any of the foregoing membership interests, securities, options, equity equivalents, interests or rights.
Section 4.9.    Pending Proceedings; Orders.
(a)    Except as set forth in Section 4.9 of the Disclosure Schedule, there are no Proceedings (including any condemnation actions) received and pending, or, to the Company’s Knowledge, threatened in writing against, or affecting the Target Companies or any of the Properties. There are no Proceedings pending or, to the Company’s Knowledge, threatened, in which a Target Company is or may be a party affecting the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby by the Company.
(b)    Except as set forth on Section 4.9 of the Disclosure Schedule, the Target Companies are not subject to any outstanding Governmental Order.
Section 4.10.    Compliance with Laws; Permits.
(a)    Except as set forth in Section 4.10(a) of the Disclosure Schedule, the Target Companies and the Properties are, and (i) to the Company’s Knowledge, prior to October 4, 2012 were and (ii) since October 4, 2012 have been, in compliance in all material respects with all Applicable Laws. Except as set forth in Section 4.10(a) of the Disclosure Schedule, since January 1, 2011 none of the Target Companies has received any written notice from any Governmental Entity or any other Person that the Properties or a Target Company are alleged to have liability under, or are or have been in material violation of, or have materially violated, any Applicable Laws.
(b)    Section 4.10(b) of the Disclosure Schedule contains a list of all material Permits that are held by the Target Companies. Except as set forth in Section 4.10(b) of the Disclosure Schedule, the Permits listed in Section 4.10(b) of the Disclosure Schedule constitute all material Permits reasonably necessary for the Target Companies to own, lease or operate the Properties and to conduct and carry on the Business and there has occurred no material default under any of the Permits. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to a right of termination or cancellation) of any Permit. None of the Target Companies is in default or violation in any material respects (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or material violation) of any term, condition or provision of any Permit to which it is a party. Neither any of the Members nor any of the Target Companies has received any notice of Proceedings relating to the revocation or modification of or loss of any material benefits under any material Permit. Notwithstanding the foregoing, this Section 4.10 does not relate to (i) Taxes, which are the subject of Section 4.11, (ii) environmental matters, which are the subject of Section 4.14 and (iii) Applicable Laws with respect to tribal obligations, Tribal Authorities or the Reservation, which are the subject of Section 4.29.
Section 4.11.    Taxes.
(a)    Except as set forth in Section 4.11(a) of the Disclosure Schedule, each of the Target Companies has duly and timely filed all Tax Returns required to be filed by or with respect to it with the applicable Taxing authority, and all such Tax Returns were correct and complete in all material respects;
(b)    Each of the Target Companies has paid all Taxes due, or claimed by any Taxing authority to be due, from or with respect to it, except Taxes that are (i) being contested in good faith by appropriate legal Proceedings that are referenced in Section 4.11(b) of the Disclosure Schedule or (ii) adequately reserved for as a Current Liability on the Final Closing Date Balance Sheet;
(c)    There has been no issue raised or adjustment proposed (and none is pending) by any Taxing authority in connection with any Tax Returns filed by any Target Company;
(d)    Each Target Company is an entity that is and has been (since inception) disregarded or treated as a partnership for purposes of U.S. federal and applicable state income Tax purposes and it has not made any filings with any Taxing authority, including Form 8832 with the IRS, to be treated as an association taxable as a corporation for income Tax purposes;
(e)    No Member is a “foreign person” within the meaning of Section 1445 of the Code;
(f)    Each Target Company has withheld or collected all Taxes that such Target Company has been required to withhold or collect pursuant to Applicable Law or Contract and, to the extent required when due, has timely paid such Taxes to the proper Taxing authority;
(g)    There are no written claims by any Taxing authority in a jurisdiction where a Target Company does not file Tax Returns that such Target Company is or may be subject to taxation by that jurisdiction;
(h)    There are (i) no claims or adjustments pending and no asserted or threatened deficiencies or assessment of Taxes from any Taxing authority with respect to any Target Company, (ii) no ongoing audits or examinations of any of the Tax Returns relating to any Target Company and, to the Company’s Knowledge, no such audit or examination is threatened, and (iii) no Tax liens on any of the Properties other than Liens for current period Taxes not yet due and payable;
(i)    No Target Company (i) is a party to any agreement or arrangement providing for the allocation, indemnification or sharing of Taxes, (ii) has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes, and (iii) has granted any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any Target Company;
(j)    No Target Company has ever (i) been a member of an affiliated, combined, consolidated, unitary or similar group with respect to any Taxes for any period, or (ii) had any liability for the Taxes of any Person under Treasury Regulations § 1.1502‑6 (or any corresponding provisions of state, local or foreign law), or as a transferee, successor, by contract or otherwise;
(k)    No Target Company has participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011‑4(b) (and all predecessor regulations); and
(l)    All of the Properties have been properly listed and described on the property Tax rolls for all periods prior to and including the Closing and no portion of the Properties constitutes omitted property for property Tax purposes.
Section 4.12.    Contracts.
(a)    All material Contracts (collectively herein called the “Company Contracts” and individually a “Company Contract”) to which a Target Company is a party, that are used in the Business are listed on Section 4.12(a) of the Disclosure Schedule. In addition, Section 4.12(a) of the Disclosure Schedule includes:
(i)    any Contracts with customers pursuant to which a Target Company gathers, processes, treats, fractionates, transports, stores, sells or purchases Hydrocarbons or the products therefrom or water, or provides services related thereto;
(ii)    any Contracts for the construction of gathering or other pipeline systems or processing, fractionation or storage facilities other than any such Contracts requiring aggregate payments of less than $250,000 or which are terminable by the applicable Target Company on sixty (60) days’ notice or less without payment by any Target Company or any penalty;
(iii)    each Contract that constitutes a pipeline interconnect agreement or a facility operating agreement;
(iv)    any Contracts (A) for the purchase or sale of any asset, equipment, supplies, goods or property or provision of any service or (B) that grant a right or option to purchase or sell any asset or property or receive services other than, in each case, any such Contracts requiring aggregate payments of less than $250,000;
(v)    any Contracts providing for the lease of any item or items of personal property with annual rental expense under such lease in excess of $250,000 other than any such Contracts which are terminable by the applicable Target Company on sixty (60) days’ notice or less without payment by a Target Company or any penalty;
(vi)    any Contracts under which a Target Company has created, incurred, assumed or guaranteed any outstanding Debt;
(vii)    any Contracts between (A) a Target Company, on the one hand, and any current or former employee, officer, manager, member or Affiliate of a Target Company, on the other hand, (B) a Target Company and any Employee, or (C) a Target Company and one or more of the Members or any of their respective Employees;
(viii)    any collective bargaining Contracts;
(ix)    any outstanding futures, swap, collar, put, call, floor, cap, option, hedging, forward sale or other derivative Contracts involving Hydrocarbons or other commodity sales or trading;
(x)    any partnership, joint venture, strategic alliance or limited liability company agreements;
(xi)    except as contemplated by clauses (i) and (ii) above, any sales, distribution or other similar agreement providing for the sale by any Target Company of materials, supplies, goods, services, equipment or other assets that provides for annual payments to such Target Company of $250,000 or more;
(xii)    Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by a Target Company of any operating business or equity interests of any other Person other than the MHA Acquisition;
(xiii)    any Contract under which a Target Company has made advances or loans or payments to any other Person;
(xiv)    any material management Contract or any material Contract with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and on not more than thirty (30) days’ notice;
(xv)    any employment or consulting agreement or indemnification agreement with any officers, managers, equityholders, employees or agents; and
(xvi)    any other Contract not described in the foregoing clauses (i) through (xvi) pursuant to which the Company has future liability in excess of $250,000 for any year or $1,000,000 in the aggregate and that cannot be terminated by the Company on not more than sixty (60) days’ notice without payment or penalty.
(b)    Except as set forth in Section 4.12(b) of the Disclosure Schedule, all Company Contracts are valid and binding, in full force and effect and enforceable against the parties thereto in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a Proceeding at law or in equity). Except as set forth in Section 4.12(b) of the Disclosure Schedule, each Target Company has performed, in all material respects, all obligations and is not in breach or default, in any material respect, under any Company Contract. Except as set forth in Section 4.12(b) of the Disclosure Schedule, to the Company’s Knowledge, no event has occurred, which after notice or lapse of time, or both, would constitute a material default by a Target Company under any Company Contract or, to the Company’s Knowledge, any other party to any Company Contract.
(c)    Except as set forth in Section 4.12(c) of the Disclosure Schedule, and except for this Agreement, no Target Company is a party to, and the Properties are not subject to any Contract that:
(i)    prohibits a Target Company from competing in any line of business or in any geographic area or from soliciting or hiring any person with respect to employment;
(ii)    requires a Target Company to acquire (by merger, purchase of stock or assets or otherwise) any operating business or material assets or equity interests of any Person;
(iii)    provides for the deferred payment of any purchase price including any “earnout” or other contingent fee management;
(iv)    grants to a third Person a right of first refusal, option, preferential right or similar right to acquire Properties or the Business or any portion thereof;
(v)    grants “most favored nation” pricing to a customer or counterparty;
(vi)    would require a payment to be made by a Target Company at or following the Closing as a result of the consummation of the transactions contemplated hereby;
(vii)    involves a prepayment by a counterparty to a Target Company for services to be performed by such Target Company following the Closing; or
(viii)    creates Debt for which a Target Company could have liability following the Closing Date.
(d)    Except as set forth in Section 4.12(d) of the Disclosure Schedule, and except for this Agreement, no Target Company is a party to, and the Properties are not subject to, any Contract between a Target Company and a Member or any of its Affiliates.
Section 4.13.    Regulatory Matters.
(a)    None of the Target Companies is a “natural-gas company” under the Natural Gas Act of 1938, and none of the Target Companies provide transportation or storage services pursuant to Section 311(a) of the Natural Gas Policy Act of 1978.
(b)    Section 4.13(b) of the Disclosure Schedule describes the jurisdictional status of the Pipeline and Facilities with respect to the regulation of rates and terms and conditions of service as of the Execution Date.
(c)    Except as set forth in Section 4.13(c) of the Disclosure Schedule, each of the Target Companies holds and maintains in effect each material license, permit, certificate, approval, franchise, consent, waiver, registration, or other authorization issued by the FERC, the Federal Communications Commission, or any state agency that such Target Company is required to hold and maintain in effect.
(d)    Since January 1, 2011, no Target Company, to the Company’s Knowledge, has utilized the Pipeline or Facilities to provide service as a common carrier that is subject to the jurisdiction of FERC under the Interstate Commerce Act as implemented by FERC pursuant to the Department of Energy Organization Act of 1977.
Section 4.14.    Environmental Matters. Except as set forth in Section 4.14 of the Disclosure Schedule:
(a)    The Target Companies and the Properties and operations thereof are, and (i) to the Company’s Knowledge, prior to October 4, 2012 were and (ii) since October 4, 2012 have been, in compliance in all material respects with all Applicable Environmental Laws, including timely possessing and complying in all material respects with the terms and conditions of all Environmental Permits, which Environmental Permits are in full force and effect;
(b)    (i) Since January 1, 2011, none of the Target Companies has received from any Person any written notice of a Proceeding, violation of, alleged violation of, non-compliance with, or liability or potential or alleged liability pursuant to, any Applicable Environmental Law involving or arising out of the operations of the Business or any Properties of the Target Companies (including such notice alleging any liabilities under Applicable Environmental Laws with respect to a Release or threatened Release of Hazardous Materials at any real property offsite of the Real Properties where any of the Target Companies transported, disposed or arranged for the transport or disposal of Hazardous Materials (“Offsite Release Liability”)) other than notices with respect to matters that have been fully resolved and for which the Company has no further material obligations outstanding and, to the Company’s Knowledge, there are no conditions, occurrences or circumstances present that would reasonably be expected to result in the receipt of any such notice (including any notice for any Offsite Release Liability) and (ii) none of the Target Companies is subject (including with respect to any Offsite Release Liability) to any outstanding order, “consent order” or other agreement issued by a Governmental Entity and imposing liability under Applicable Environmental Law;
(c)    Since January 1, 2011, there has been no material Release or, to the Company’s Knowledge, threatened Release of Hazardous Materials on or from any Real Property by a Target Company or, to the Company’s Knowledge, any other Person in violation of any Applicable Environmental Laws or in a manner that could reasonably be expected to give rise to a material liability under Applicable Environmental Laws including any remedial or corrective action obligation other than Releases or threatened Releases of Hazardous Materials that have been fully resolved and for which the Company has no further material liabilities outstanding;
(d)    To the Company’s Knowledge, there has been no exposure of any Person or property to any Hazardous Materials as a result of the operations of the Business or any Properties of the Target Companies that would reasonably be expected to form the basis for a claim for material damages or compensation; and
(e)    The Company has made available for inspection by Buyer complete and correct copies of (%3) all environmental assessment and audit reports, other environmental studies and correspondence and (%3) all Environmental Permits, in each case, relating to the Property or involving the Business or any Target Company’s ownership or operation of the Property or Business and that are in the possession or control of the Company.
Section 4.15.    Pipeline and Facilities. Except as set forth in Section 4.15 of the Disclosure Schedule, (i) (A) to the Company’s Knowledge, prior to October 4, 2012 the Pipeline and the Facilities were and (B) since October 4, 2012 the Pipeline and the Facilities have been, in each case constructed and are maintained and operated by the Company or the Company Subsidiaries in a good and workmanlike manner in accordance with customary practices in the midstream industry in the area in which the Properties are located, and have been in continuous operation, except for temporary cessations for the performance, in the ordinary course of business, of maintenance, repair, replacement, modification, improvement or expansion, (ii) the existing condition of the Pipeline and the Facilities make each suitable, in accordance with customary practices in the midstream industry in the area in which the Properties are located and all Applicable Laws and Applicable Environmental Laws, for use for the purposes that it is currently being used, and (iii) the Pipeline, Facilities and other personal property included in the Properties are free of mechanical defects and in good working order other than routine, immaterial defects that occur in the ordinary course of business. The Target Companies, as applicable, have good and valid title to all Personal Property, Pipelines and Facilities (to the extent the Facilities constitute personal property) free and clear of all Liens other than Permitted Liens. To the Company’s Knowledge, the Facilities and Personal Property constituting a part of the Properties are in good working order and have been maintained in a state of repair so as to be adequate, in all material respects, for normal operations consistent with such Target Company’s past practices. To the Knowledge of the Company, the Pipeline and the Facilities are being used, occupied, and maintained, in all material respects, in accordance with all applicable Easements, Contracts, Permits and insurance requirements.
Section 4.16.    Real Property.
(a)    Set forth on Section 1.1(i) of the Disclosure Schedule is a true and complete list of each Fee Interest. The Company has made available to Buyer true and complete copies of the conveyance documents to the Company or the Company Subsidiaries, as the case may be, for each such Fee Interest, including the legal description for each such Fee Interest. The applicable Target Companies have good and indefeasible title to all Fee Interests free and clear of all Liens of any nature whatsoever, except Permitted Liens.
(b)    Set forth on Section 4.16(b) of the Disclosure Schedule is a true and complete list of all Leased Real Property. The Company has made available to Buyer true and complete copies of such leases (the “Leases”), and any amendments thereto. The Target Company identified as the lessee under each Lease on Section 4.16(b) of the Disclosure Schedule has good and valid title to the leasehold interest created by such Lease free and clear of any Liens, other than Permitted Liens. Each Lease set forth on Section 4.16(b) of the Disclosure Schedule is a legal, valid and binding obligation of such Target Company. Except as set forth on Section 4.16(b) of the Disclosure Schedule, (i) the Target Companies are not in material default under any Lease set forth on Section 4.16(b) of the Disclosure Schedule, (ii) to the Knowledge of the Company, no lessor under any Lease set forth on Section 4.16(b) of the Disclosure Schedule is in material default under any such Lease, and (iii) no event has occurred which constitutes a material default or, with lapse of time or giving of notice or both, would constitute a material default by any Target Company under any of the Leases set forth on Section 4.16(b) of the Disclosure Schedule.
(c)    Set forth on Section 1.1(h) of the Disclosure Schedule is a true and complete list of all Easements of the Target Companies that are material to the operation and conduct of the Business. The Company has made available to Buyer true and complete copies of the documents creating such Easements, and any amendments thereto. The Target Company identified as the holder of each Easement on Section 1.1(h) of the Disclosure Schedule has Defensible Title to such Easement. Each Easement set forth on Section 1.1(h) of the Disclosure Schedule is a legal, valid and binding obligation of such Target Company. Except as set forth on Section 4.16(c) of the Disclosure Schedule, (i) the Target Companies are not in material default under any Easement set forth on Section 1.1(h) of the Disclosure Schedule, (ii) to the Knowledge of the Company, no owner of the Real Property granting any Easement set forth on Section 1.1(h) of the Disclosure Schedule is in material default under any such Easement, and (iii) no event has occurred which constitutes a material default or, with lapse of time or giving of notice or both, would constitute a material default by any Target Company under any of the Easements set forth on Section 1.1(h) of the Disclosure Schedule. None of the Target Companies has received written notice of the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow limitation, revocation or termination of any Easement or would result in any impairment of the rights of the applicable Target Company in and to any such Easement. The Pipeline and the Facilities are situated entirely within the Real Property, with no gaps or breaks in continuity of the rights of the Target Companies (as applicable) to the Real Property upon which the Pipeline and the Facilities are situated (including any gap or break in continuity arising as a result of any material breach by a Target Company of the terms of any Lease or Easement) except those gaps listed on Section 4.16(c) of the Disclosure Schedule and other immaterial gaps which do not and shall not materially interfere with the operations of the Pipeline or the Facilities.
(d)    The Company has delivered or made available to Buyer true and complete copies of all title insurance policies, opinions, abstracts and surveys in the possession of any Target Company relating to the Real Property.
(e)    Each parcel of Real Property either has direct access to public roads without the use of any easement, license or right of way, or has indirect access to public roads through the use of other Real Property owned or held by a Target Company.
Section 4.17.    Intellectual Property.
(a)    Each Target Company either owns or has valid licenses or other rights to use all patents, copyrights, trademarks, software, databases, engineering data, maps, interpretations and other technical information (collectively, “Intellectual Property”) used in such Target Company’s respective portion of the Business, subject to the limitations contained in the agreements governing the use of the same, true and complete copies of which have been made available to Buyer, except as would not reasonably be expected to result in a Material Adverse Effect.
(b)    Except as set forth in Section 4.17(b) of the Disclosure Schedule, (i) the Intellectual Property used by any Target Company in the Business is not the subject of any challenge regarding its use thereof, (ii) the conduct of the Business and the ownership, use, and operation of the Properties by the Target Companies do not infringe, misappropriate or otherwise conflict with any Intellectual Property of any Person, (iii) to the Company’s Knowledge, no third party is infringing on the Intellectual Property used in the Business, and (iv) the Company has not received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any Intellectual Property license to which a Target Company is a party or by which it is bound.
(c)    Section 4.17(c) of the Disclosure Schedule sets forth a list of all software licenses used in the Business. All such software licenses are in full force and effect and neither a Target Company nor, to the Company’s Knowledge, any other party thereto is in breach thereof.
(d)    No Intellectual Property right used by any Target Company is subject to any outstanding judgment, injunction, order or decree restricting the use or licensing thereof by such Target Company in any material respect.
(e)    The consummation of the transactions contemplated hereby will not result in the loss or impairment of any material right of a Target Company to own, use, practice or exploit any Intellectual Property rights.
Section 4.18.    Bankruptcy. There are no bankruptcy, reorganization, receivership, or arrangement proceedings pending, being contemplated by or, to the Company’s Knowledge, threatened against any Target Company.
Section 4.19.    Capital Commitments. Except for compliance in the ordinary course of business with the Ordinary Course Producer Obligations, Section 4.19 of the Disclosure Schedule sets forth the Target Companies’ material commitments as of October 4, 2013 to make capital expenditures or to construct infrastructure with respect to the Business.
Section 4.20.    Financial Advisors. Except as set forth in Section 4.20 of the Disclosure Schedule, no Person is entitled to any fee or commission or like payment from any of the Target Companies in connection with the transactions contemplated by this Agreement.
Section 4.21.    Insurance.
(a)    Section 4.21(a) of the Disclosure Schedule contains a summary description of all material policies of property, fire and casualty, product liability, workers’ compensation, and other insurance held by or for the benefit of the Target Companies or the Business or Properties as of the Execution Date (the “Policies”), except for any policies maintained by the Target Companies in connection with employee benefit plans, programs, policies or arrangements. Each Policy is in full force and effect and all premiums due and payable on such Policies have been paid and all premium finance installment payments are current. No notice of cancellation of, or indication of any intention not to renew, any such Policy has been received by a Target Company.
(b)    Except as set forth in Section 4.21(b) of the Disclosure Schedule, there is no claim by a Target Company or any other Person pending under any of the Policies as to which coverage has been denied or disputed by the underwriters or issuers of such Policies.
(c)    There is no material default by a Target Company under any of the Policies and there has been no failure by a Target Company to give notice or present any material claim relating to the Business or the Properties under such Policies in a due and timely fashion.
Section 4.22.    Sufficiency of Properties. Except as set forth in Section 4.22 of the Disclosure Schedule, and except for the Excluded Properties, at and immediately following the Closing, the assets owned or held for use by the Target Companies will (i) constitute all of the assets and properties used in the Business, and (ii) constitute all assets and properties required to enable the Target Companies to conduct the Business as conducted by the Target Companies as of the Execution Date immediately prior to Closing.
Section 4.23.    Financial Statements.
(a)    Section 4.23 of the Disclosure Schedule includes, true, accurate and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheet of the Target Companies, together with related audited statements of income, members’ equity and cash flows and the notes and schedules thereto, together with the unqualified report of Grant Thornton LLP, as of, and for the years ended on, December 31, 2012, 2011 and 2010; and (ii) the unaudited consolidated balance sheet of the Company (the “Interim Balance Sheet”), together with related statements of income, members’ equity and cash flows as of, and for the six (6) month period ended June 30, 2013. Each of the Financial Statements has been prepared in accordance with GAAP, consistently applied as of the dates and for the periods presented (except as may be stated therein or in the notes thereto and, in the case of the Interim Financial Statements, for normal year-end adjustments), and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Target Companies at the dates and for the periods indicated therein.
(b)    Except as set forth in Section 4.9 of the Disclosure Schedule, all respective liabilities or obligations of the Target Companies, whether accrued, absolute, secured, unsecured, contingent or otherwise, that are required by GAAP to be reflected or reserved against in the Interim Balance Sheet have been so reflected or reserved against in the Interim Balance Sheet in accordance with past practices.
(c)    The Target Companies make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets. The Company’s accountants have not advised the Company or any Member of any, and to the Company’s Knowledge there are no, significant deficiencies in the Target Companies’ internal accounting controls.
Section 4.24.    Employees and Employee Benefit Plans.
(a)    Section 4.24(a) of the Disclosure Schedule sets forth a list of each Employee Benefit Plan. Prior to the Execution Date, true, correct and complete copies of each of the Employee Benefit Plans, and related trusts and services agreements, if applicable, including all amendments thereto, have been made available to Buyer. There has also been made available to Buyer, with respect to each Employee Benefit Plan and to the extent applicable: (i) the two most recent annual or other reports filed with each Governmental Entity, (ii) the insurance contract and other funding agreement, and all amendments thereto, (iii) the most recent summary plan description, (iv) the most recent audited accounts and actuarial report or valuation required to be prepared under Applicable Law and (v) the most recent determination letter, opinion letter or advisory letter issued by the IRS.
(b)    Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and all Applicable Laws, including ERISA and the Code, and all contributions required to be made with respect to any Employee Benefit Plan have been made and all obligations in respect of each Employee Benefit Plan have been accrued and reflected in the Financial Statements to the extent required by GAAP.
(c)    Each Employee Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under Applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the Knowledge of the Company, there are no circumstances that could be reasonably be expected to affect the qualified status of such Employee Benefit Plan.
(d)    No Employee Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA and none of the Target Companies or any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA at any time within the previous six (6) years for which the Target Companies could reasonably be expected to have any liability after the Closing. No Employee Benefit Plan is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(e)    Except to the extent required pursuant to Section 4980B(f) of the Code and the corresponding provisions of ERISA or any similar state law or for coverage for the remainder of the month in which termination occurs, no Employee Benefit Plan provides retiree or post-termination medical or life insurance coverage to any Person, and none of the Target Companies is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical coverage following retirement or termination of employment.
(f)    No material actions, suits or claims (other than routine claims for benefits in the ordinary course) relating to the Employee Benefit Plan or employee benefits are pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.
(g)    Except as disclosed in Section 4.24(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will (i) result in the acceleration or creation of any rights of any Person to payments or benefits or increases in any payments or benefits or any loan forgiveness, in each case under any Employee Benefit Plan; (ii) entitle any current or former employee, officer, director or consultant to any severance, separation, change of control, termination, bonus, retention or other additional compensation or benefits that are payable by any Target Company; (iii) cause or result in a limitation on the right of the Target Companies to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust; (iv) result in any material violation or material breach of, or a default (with or without notice or lapse of time or both) under any Employee Benefit Plan; or (v) result in the imposition of the sanctions imposed under Sections 280G and 4999 of the Code (determined without the application of Section 280G(b)(4)). No Employee Benefit Plan provides for a “gross-up” or make-whole provision in respect of any Taxes due by a participant under Code Sections 4999 or 409A.
(h)    Except as set forth on Section 4.24(h) of the Disclosure Schedule, none of the Target Companies is a party to or bound by any collective bargaining agreement or any Contract with a labor union or other representative, or potential representative, of employees. The Company has delivered or made available to Buyer true, correct and complete copies of any such Contract. There are no, and since at least January 1, 2010, there have been no, labor strikes, work stoppages or other similar events and, to the Knowledge of the Company, there are no such events threatened with respect to any employees of the Target Companies.
(i)    The Company has made available to Buyer a true and accurate list of each Arrow ND Employee’s (A) name, job title, employing entity, bonus, if any, paid or payable for calendar years 2012 and 2013 (if known), and status as exempt or non-exempt under the Fair Labor Standards Act, (B) current annualized salary (or rate of pay) and other compensation (including any variable/incentive/bonus pay) received in 2012 and 2013 or for which they are eligible in 2013, (C) leave status (including type of leave, duration of leave and expected return date), (D) details of any applicable visa and (E) name of any co-employer. Other than the Arrow ND Employees and those individuals set forth on Section 4.24(i) of the Disclosure Schedule (the “Zenergy Employees”), each of whom is employed by Zenergy, there are no other individuals who provide material services to any Target Company.
(j)    All wages, bonuses and other compensation required to be paid on or prior to the Closing Date to all Arrow ND Employees and all other present and former employees and contractors of a Target Company have been paid in full, or will be paid in full, prior to the Closing. To the Knowledge of the Company, all wages, bonuses and other compensation required to be paid on or before the Closing Date to all Zenergy Employees have been paid in full, or will be paid in full, prior to the Closing.
(k)    Except as set forth on Section 4.24(k) of the Disclosure Schedule, there is no employment, severance, retention, bonus, change of control, termination pay, indemnification or similar Contract (excluding offer letters and similar agreements that may be terminated in the discretion of the Target Companies by giving notice of 60 days or less without costs or penalty) with any Arrow ND Employee, either express or implied and no Target Company has any outstanding offer to any Arrow ND Employee or Zenergy Employee, or any other individual, with respect to, any such agreement or matter.
(l)    Each Target Company is, and since at least January 1, 2011 has been in material compliance with all Applicable Laws relating to the employment of labor, including labor and employment practices, terms and conditions of employment, wages and hours, overtime payments, Fair Labor Standards Act compliance, recordkeeping, employee classification, non-discrimination, employee benefits, employee leave, payroll documents, record retention, equal opportunity, immigration, occupational health and safety, severance, termination or discharge, collective bargaining, the payment of employee welfare and retirement and other taxes, and the full payment of all required social security contributions and taxes, and no Target Company is, in any material respect, in violation of any Laws concerning retention or classification of independent contractors. Each Arrow ND Employee and, to the Knowledge of the Company, Zenergy Employee is lawfully authorized to work in the United States.
Section 4.25.    Banks; Power of Attorney. Section 4.25 of the Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which a Target Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth in Section 4.25 of the Disclosure Schedule, no Person holds a power of attorney to act on behalf of a Target Company.
Section 4.26.    Imbalances.
(a)    Except for the gas imbalances reflected on Section 4.26(a) of the Disclosure Schedule, as of September 1, 2013, there were no material gas imbalances existing with respect to the Business.
(b)    Except for the oil imbalances reflected on Section 4.26(b) of the Disclosure Schedule, as of September 1, 2013, there were no material oil imbalances existing with respect to the Business.
Section 4.27.    No Alienation. Except as reflected in Section 4.27 of the Disclosure Schedule and pursuant to the Ordinary Course Producer Obligations, since June 30, 2013, none of the Members nor the Company has sold, assigned, conveyed, or transferred or contracted to sell, assign, convey or transfer any material right or title to, or interest in any material Properties.
Section 4.28.    Business Guaranties. Except as set forth in Section 4.28 of the Disclosure Schedule, there are no guaranties, letters of credit, bonds, sureties and other forms of credit support or assurances provided by the Members or any of their Affiliates in support of the obligations of a Target Company or by a Target Company in connection with the Properties.
Section 4.29.    Tribal Obligations.
(a)    Section 4.29(a) of the Disclosure Schedule includes a full and complete listing of all Contracts, arrangements, Permits, material authorizations and other legal rights existing between any (i) Tribal Authorities and any of the Target Companies or their Affiliates and (ii) Tribal Authorities and the Members or their respective Affiliates to the extent relating to the Target Companies, the Business or the Properties (“Tribal Rights”). The Tribal Rights constitute all authorizations required or necessary to own the Properties and conduct the Business on the Reservation in all material respects. All Tribal Rights are in full force and effect.
(b)    Except as set forth in Section 4.29(b) of the Disclosure Schedule:
(i)    The Target Companies are in compliance in all material respects with Applicable Laws related to Tribal Authorities and the conduct of the Business on the Reservation;
(ii)    The Target Companies have the contractual or other legal right to use the Reservation land on which the Pipeline or any of the Facilities are located, such rights being scheduled in Section 4.29(b)(ii) of the Disclosure Schedule; and
(iii)    The Target Companies are not in default with respect to any material obligations under the Tribal Rights or any other rights granted by any Tribal Authority and have not received any written notice from any Tribal Authority alleging that a Target Company may be in default of any of its obligations (including payment obligations) under such rights.
(c)    The Target Companies have paid all amounts that are owed and due to Tribal Authorities and have obtained all required agreements of Tribal Authorities under Applicable Laws with respect to use of Reservation land and construction of the Pipeline or Facility on Reservation land. The consummation of the transactions contemplated by this Agreement will not result in Buyer or any of the Target Companies being obligated to make a payment to any Tribal Authority or its Affiliates (other than ongoing operational obligations in accordance with the express terms of the Tribal Rights described in Section 4.29(a) of the Disclosure Schedule).
Section 4.30.    Absence of Certain Changes. Since December 31, 2012, there have been no changes, developments, events, effects, conditions or occurrences that have had or would reasonably be expected to have a Material Adverse Effect, and the Target Companies have not:
(a)    adopted a plan of complete or partial liquidation or dissolution, or reorganization;
(b)    made any material change in its method of accounting, other than as required by GAAP or a change in applicable Law which in either instance has been disclosed to Buyer; or
(c)    committed to do any of the foregoing.
Article V.

Disclaimer
Section 5.1.    Disclaimer. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN ARTICLE IV AND THE MEMBERS IN ARTICLE VI OF THIS AGREEMENT, BUYER ACKNOWLEDGES THAT NEITHER THE TARGET COMPANIES NOR ANY OF THEIR AGENTS IS MAKING ANY PROMISE, REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF (I) A TARGET COMPANY, (II) TITLE OF A TARGET COMPANY IN AND TO THE PROPERTIES, (III) THE CONDITION OF THE PROPERTIES, (IV) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OF THE PROPERTIES, (V) ANY IMPLIED OR EXPRESS WARRANTY OF THE FITNESS OF THE PROPERTIES FOR A PARTICULAR PURPOSE, (VI) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (VII) ANY AND ALL OTHER IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, OR (VIII) ANY IMPLIED OR EXPRESS WARRANTY REGARDING COMPLIANCE WITH ANY APPLICABLE ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH. BUYER HEREBY REPRESENTS, WARRANTS AND AGREES THAT BUYER IS EXPRESSLY NOT RELYING ON ANY STATEMENT, REPRESENTATION OR PROMISE OF ANY TARGET COMPANY OR THEIR AGENTS EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE IN ARTICLE IV OF THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IN ENTERING INTO THIS AGREEMENT AND IN CONSUMMATING THE TRANSACTIONS CONTEMPLATED HEREUNDER, BUYER ACCEPTS THE PROPERTIES “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV, EACH AS FURTHER LIMITED BY THE SPECIFICALLY BARGAINED-FOR LIMITATIONS ON REMEDIES SET FORTH IN SECTION 13.2 AND SECTION 15.8. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER THE TARGET COMPANIES NOR THEIR AGENTS MAKES ANY PROMISE, REPRESENTATION OR WARRANTY AS TO (A) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE PROPERTIES, (B) THE CONDITION OF THE PROPERTIES OR ANY VALUE THEREOF, OR (C) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH ITS REVIEW OF THE TARGET COMPANIES OR THE PROPERTIES OR OTHERWISE IN CONNECTION WITH THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND BUYER SPECIFICALLY REPRESENTS AND WARRANTS THAT IT IS NOT RELYING UPON OR HAS NOT RELIED UPON ANY SUCH REPRESENTATIONS AND WARRANTIES OF ANY TARGET COMPANY OR THEIR AGENTS EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN ARTICLE IV AND THE MEMBERS IN ARTICLE VI OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 5.1, TOGETHER WITH THE LIMITED REMEDIES PROVIDED IN SECTION 13.2 AND SECTION 15.8 WERE SPECIFICALLY BARGAINED FOR BETWEEN BUYER AND THE TARGET COMPANIES AND WERE TAKEN INTO ACCOUNT BY BUYER AND THE TARGET COMPANIES IN ARRIVING AT THE MERGER CONSIDERATION. BUYER ACKNOWLEDGES AND AGREES TO THE FOREGOING AND AGREES, REPRESENTS AND WARRANTS THAT THE FOREGOING DISCLAIMER IS “CONSPICUOUS” AND THE RESULT OF ARM’S-LENGTH NEGOTIATION, THAT BUYER IS SOPHISTICATED AND KNOWLEDGEABLE ABOUT BUSINESS MATTERS AND WAS REPRESENTED BY COUNSEL, THAT THIS DISCLAIMER IS NOT BOILERPLATE AND THAT THIS DISCLAIMER IS TO BE A CLEAR, UNEQUIVOCAL AND EFFECTIVE DISCLAIMER OF RELIANCE UNDER DELAWARE LAW.
Article VI.

Representations and Warranties of the Members
Each Member, severally and not jointly, represents as to itself to Buyer and Merger Sub as follows:
Section 6.1.    Organization and Standing. Such Member is an entity duly formed, validly existing and in good standing under the laws of the State of Delaware.
Section 6.2.    Power and Authority. Such Member has all requisite limited liability company power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument or document executed or to be executed by it in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Member of this Agreement and each other agreement, instrument or document executed or to be executed by such Member in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of such Member.
Section 6.3.    Valid and Binding Agreement. This Agreement has been duly executed and delivered by such Member, and each other agreement, instrument or document executed or to be executed by such Member in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by such Member, and constitutes or when executed and delivered will constitute (assuming that this Agreement and each other agreement, instrument or document constitute or will constitute the valid and legally binding obligations of the other parties thereto), a valid and legally binding obligation of such Member enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a Proceeding at law or in equity).
Section 6.4.    Non-Contravention. Neither the execution, delivery, and performance by such Member of this Agreement and each other agreement, instrument or document executed or to be executed by such Member in connection with the transactions contemplated hereby to which it is a party, nor the consummation by it of the transactions contemplated hereby and thereby do or will (i) conflict with or result in a violation of any provision of such Member’s Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any Contract to which such Member is a party or by which it or any of its properties may be bound, or (iii) violate any Applicable Law binding upon such Member, except with respect to (ii) or (iii) above where such violation would not reasonably be expected to prohibit such Member from consummating the transactions contemplated by this Agreement.
Section 6.5.    Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with any Governmental Entity or of any third party is required to be obtained or made by such Member in connection with the execution, delivery, or performance by such Member of this Agreement, each other agreement, instrument, or document executed or to be executed by such Member in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.
Section 6.6.    Independent Evaluation. Such Member is an experienced and knowledgeable investor in the United States. Buyer has had access to the properties, the officers, consultants and other representatives of Buyer and its Subsidiaries, and the books, records, and files of their respective properties. Such Member has conducted its own independent investigation of the condition, operation and business of Buyer and its Subsidiaries, and has been provided access to and an opportunity to review any and all information respecting Buyer and its Subsidiaries and their business, assets, liabilities, results of operations, financial condition, technology and prospects as requested by such Member in order for such Member to make its own determination to proceed with the transactions contemplated by this Agreement; (ii) such Member has solely relied on (x) the basis of its own independent due diligence investigation and analysis of Buyer, its Subsidiaries and their business, and (y) the representations and warranties made in Article VII, and the remedies specifically bargained for in Section 13.1 and Section 15.8; and (iii) such Member has been advised by and has relied on its own expertise and legal, land, tax, engineering, and other professional counsel concerning this transaction, the Buyer and its Subsidiaries and their business and the value of the Equity Merger Consideration.
Section 6.7.    Financial Advisors. Except as set forth in Section 6.7 of the Disclosure Schedule, no Person is entitled to any fee or commission or like payment from such Member in connection with the transactions contemplated by this Agreement.
Section 6.8.    Investment Experience. Such Member acknowledges that it can bear the economic risk of its investment in the Equity Merger Consideration, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment represented by the Equity Merger Consideration.
Section 6.9.    Restricted Securities. Such Member acknowledges that the Equity Merger Consideration has not been registered under applicable federal and state securities laws, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Member’s representations as expressed herein. Such Member acknowledges that the Equity Merger Consideration constitutes “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Member must hold the Equity Merger Consideration indefinitely unless they are registered with the SEC and qualified by state Governmental Entity, or an exemption from such registration and qualification requirements is available. Such Member further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Equity Merger Consideration, and on requirements relating to Buyer which are outside of Buyer’s control, and which Buyer may not be able to satisfy. Buyer understands that the Equity Merger Consideration and any securities issued in respect of or exchange therefor, shall bear one or all of the following legends: (a) a legend describing the restrictions relating to the Equity Merger Consideration contained in this Agreement and (b) any legend required by the securities laws of any state to the extent such laws are applicable to the Equity Merger Consideration represented by the certificate so legended.
Section 6.10.    Accredited Investor; Investment Intent. Such Member is an accredited investor as defined in Regulation D under the Securities Act. Such Member is acquiring the Equity Merger Consideration for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.
Article VII.

Representations and Warranties of Buyer and Merger Sub
Buyer and Merger Sub, jointly and severally, represent to the Company and the Members as follows:
Section 7.1.    Organization and Standing. Each of Buyer and Merger Sub is an entity duly organized or formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite partnership or limited liability company power and authority to carry on its business as now being conducted. Each of Buyer and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.
Section 7.2.    Power and Authority. Each of Buyer and Merger Sub has all requisite partnership or limited liability company power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer or Merger Sub, as the case may be, in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer and Merger Sub of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer or Merger Sub, as the case may be, in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Buyer or Merger Sub.
Section 7.3.    Valid and Binding Agreement. This Agreement has been duly executed and delivered by Buyer and Merger Sub, and each other agreement, instrument, or document executed or to be executed by Buyer or Merger Sub in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Buyer or Merger Sub, and constitutes (assuming that this Agreement and each other agreement, instrument or document constitute or will constitute the valid and legally binding obligation of the Company), or when executed and delivered will constitute, a valid and legally binding obligation of Buyer or Merger Sub, as applicable, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a Proceeding at law or in equity).
Section 7.4.    Non-Contravention. Neither the execution, delivery, and performance by Buyer and Merger Sub of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer or Merger Sub in connection with the transactions contemplated hereby to which it is a party, nor the consummation by it of the transactions contemplated hereby and thereby do or will (i) conflict with or result in a violation of any provision of Buyer’s or Merger Sub’s Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any Contract to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub, or any of their respective properties may be bound, or (iii) violate any Applicable Law binding upon Buyer or Merger Sub, except with respect to (ii) or (iii) above where such violation would not reasonably be expected to prohibit Buyer or Merger Sub from consummating the transactions contemplated by this Agreement.
Section 7.5.    Approvals. Except in connection with the filing of the certificate of merger with the Office of the Secretary of State of the State of Delaware, or (iii) any filings, consents, authorizations or approvals in connection with compliance with the rules of the New York Stock Exchange, no consent, approval, order, or authorization of, or declaration, filing, or registration with any Governmental Entity or of any third party is required to be obtained or made by Buyer or Merger Sub in connection with the execution, delivery, or performance by Buyer or Merger Sub of this Agreement, each other agreement, instrument, or document executed or to be executed by Buyer or Merger Sub in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.
Section 7.6.    Proceedings. There are no Proceedings pending or, to Buyer’s Knowledge, threatened, in which Buyer or Merger Sub is or may be a party affecting the execution and delivery of this Agreement by Buyer or Merger Sub or the consummation of the transactions contemplated hereby by Buyer or Merger Sub.
Section 7.7.    Financing. Buyer, at the Closing, will have such funds as are necessary for the consummation by it of the transactions contemplated hereby.
Section 7.8.    Independent Evaluation. Buyer is an experienced and knowledgeable investor in the gathering, transporting, terminaling and marketing of crude oil, natural gas (including its constituents) and water and other related midstream services such as the installation of pipelines (including salt water pipelines) and equipment. Buyer has had access to the Properties, the officers, consultants and other representatives of each Target Company, and the books, records, and files of each Target Company relating to the Properties. As of the Closing, (i) Buyer has conducted its own independent investigation of the condition, operation and business of each Target Company, and Buyer has been provided access to and an opportunity to review any and all information respecting each Target Company and the Properties requested by Buyer in order for Buyer to make its own determination to proceed with the transactions contemplated by this Agreement; (ii) Buyer has solely relied on (x) the basis of its own independent due diligence investigation of the Properties, and (y) the representations and warranties made in Article IV, and the remedies specifically bargained for in Section 13.2 and Section 15.8; and (iii) Buyer has been advised by and has relied on its own expertise and legal, land, tax, engineering, and other professional counsel concerning this transaction, the Properties, and the value thereof.
Section 7.9.    Financial Advisor. No Person is entitled to any fee or commission or like payment from Buyer in connection with the transactions contemplated by this Agreement, other than liabilities or expenses for which neither the Company nor any Member will have any liability.
Section 7.10.    Investment Experience. Buyer acknowledges that it can bear the economic risk of its investment in the Membership Interests and the Company, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Membership Interests and the Company.
Section 7.11.    Restricted Securities. Buyer acknowledges that the Membership Interests have not been registered under applicable federal and state securities laws and that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws.
Section 7.12.    Accredited Investor; Investment Intent. Buyer is an accredited investor as defined in Regulation D under the Securities Act. Buyer is acquiring the Membership Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.
Section 7.13.    Capitalization of Buyer.
(f)    The Equity Merger Consideration, when issued and delivered to the Members pursuant to the terms of this Agreement, will be duly authorized and validly issued in accordance with Applicable Law and Buyer’s Governing Documents and will be fully paid (to the extent required under the Buyer’s Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Limited Partnership Act). The Equity Merger Consideration will not be issued in violation of any pre-emptive or similar rights.
(g)    Except as expressly set forth in this Agreement and Buyer’s Governing Documents: (i) none of the Equity Merger Consideration is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the Equity Merger Consideration is subject to any right of first refusal; and (iii) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any of the Equity Merger Consideration.
Section 7.14.    Organizational Documents. True, correct and complete copies of the Organizational Documents of Buyer as in effect on the Execution Date are available on the SEC’s website or have otherwise been provided to the Company and the Members prior to the Execution Date, including any and all documents setting forth the terms of, restrictions on or otherwise affecting the Equity Merger Consideration.
Section 7.15.    SEC Filings; Controls.
(a)    Since December 31, 2011, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements and other documents required to be filed or furnished by Buyer with or to the SEC, as applicable, pursuant to the Exchange Act or the Securities Act (the “Buyer SEC Documents”), have been timely filed or furnished in accordance with the rules and regulations of the SEC. All such Buyer SEC Documents (i) complied as to form in all material respects in accordance with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations thereunder and (ii) as of its filing date in the case of any Exchange Act report and as of its effective date in the case of any Securities Act filing, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)    Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Buyer’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions. To Buyer’s Knowledge, since September 30, 2012, there have not been any material weaknesses in Buyer’s internal control over financial reporting or changes in Buyer’s internal control over financial reporting which are reasonably likely to materially adversely affect Buyer’s internal control over financial reporting.
Section 7.16.    Financial Statements. The historical financial statements of Buyer included in the Buyer SEC Documents, including all related notes and schedules (the “Buyer Financial Statements”): (i) comply as to form in all material respects with Regulation S-X under the Securities Act; (ii) fairly present in all material respects the consolidated financial position, results of operations, cash flows and changes in partners’ equity of the entities to which such Buyer Financial Statements relate, on the basis set forth therein and as of and for the periods indicated; and (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Rule 10-01 of Regulation S-X) and subject, in the case of interim financial statements, to normal year-end adjustments.
Section 7.17.    MLP Status. Buyer is properly treated as a partnership for United States federal income tax purposes and more than 90% of Buyer’s current gross income is qualifying income under Section 7704(d) of the Code. Buyer is not, for U.S. federal income tax purposes, a partnership that would be treated as an investment company (within the meaning of Section 351 of the Code) if Buyer were incorporated.
Article VIII.

Buyer Disclaimer
Section 8.1.    Buyer Disclaimer. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY BUYER IN ARTICLE VII OF THIS AGREEMENT, THE COMPANY AND THE MEMBERS EACH ACKNOWLEDGES THAT NEITHER BUYER NOR ANY OF ITS AGENTS IS MAKING ANY PROMISE, REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF (I) THE EQUITY MERGER CONSIDERATION OR BUYER, (II) TITLE IN AND TO THE EQUITY MERGER CONSIDERATION OR THE ASSETS OR PROPERTIES OF BUYER, (III) THE CONDITION OF THE EQUITY MERGER CONSIDERATION OR THE ASSETS OR PROPERTIES OF BUYER, (IV) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OF THE EQUITY MERGER CONSIDERATION OR THE ASSETS OR PROPERTIES OF BUYER, (V) ANY IMPLIED OR EXPRESS WARRANTY OF THE FITNESS OF THE EQUITY MERGER CONSIDERATION OR THE ASSETS OR PROPERTIES OF BUYER. THE COMPANY AND THE MEMBERS EACH HEREBY REPRESENTS, WARRANTS AND AGREES THAT IT IS EXPRESSLY NOT RELYING ON ANY STATEMENT, REPRESENTATION OR PROMISE OF BUYER OR ITS AGENTS EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE IN ARTICLE VII. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IN ENTERING INTO THIS AGREEMENT AND IN CONSUMMATING THE TRANSACTIONS CONTEMPLATED HEREUNDER, EACH MEMBER ACCEPTS THE APPLICABLE EQUITY MERGER CONSIDERATION, AND SUCH MEMBER’S INVESTMENT IN BUYER’S PROPERTIES AND ASSETS THEREBY, “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE VII, EACH AS FURTHER LIMITED BY THE SPECIFICALLY BARGAINED-FOR LIMITATIONS ON REMEDIES SET FORTH IN SECTION 13.1 AND SECTION 15.8. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER BUYER NOR ANY OF ITS AGENTS MAKES ANY PROMISE, REPRESENTATION OR WARRANTY AS TO (A) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE PROPERTIES OR ASSETS OF BUYER, (B) THE CONDITION OF THE BASE MERGER CONSIDERATION OR THE PROPERTIES OR ASSETS OF BUYER OR ANY VALUE THEREOF, OR (C) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED OR MADE AVAILABLE TO THE COMPANY OR THE MEMBERS IN CONNECTION WITH THEIR REVIEW OF THE EQUITY MERGER CONSIDERATION OR THE PROPERTIES OR ASSETS OF BUYER OR OTHERWISE IN CONNECTION WITH THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING DATA, INFORMATION AND RECORDS AVAILABLE ON THE SEC WEBSITE), AND THE COMPANY AND THE MEMBERS EACH SPECIFICALLY REPRESENTS AND WARRANTS THAT IT IS NOT RELYING UPON OR HAS NOT RELIED UPON ANY SUCH REPRESENTATIONS AND WARRANTIES OF BUYER OR ITS AGENTS EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY BUYER IN ARTICLE VI. THE PROVISIONS OF THIS ARTICLE VII, TOGETHER WITH THE LIMITED REMEDIES PROVIDED IN SECTION 13.1 AND SECTION 15.8 WERE SPECIFICALLY BARGAINED FOR AMONG THE PARTIES AND WERE TAKEN INTO ACCOUNT BY THE PARTIES IN ARRIVING AT THE EQUITY MERGER CONSIDERATION. THE COMPANY AND THE MEMBERS EACH ACKNOWLEDGES AND AGREES TO THE FOREGOING AND AGREES, REPRESENTS AND WARRANTS THAT THE FOREGOING DISCLAIMER IS “CONSPICUOUS” AND THE RESULT OF ARM’S-LENGTH NEGOTIATION, THAT EACH THE COMPANY AND THE MEMBERS IS SOPHISTICATED AND KNOWLEDGEABLE ABOUT BUSINESS MATTERS AND WAS REPRESENTED BY COUNSEL, THAT THIS DISCLAIMER IS NOT BOILERPLATE AND THAT THIS DISCLAIMER IS TO BE A CLEAR, UNEQUIVOCAL AND EFFECTIVE DISCLAIMER OF RELIANCE UNDER DELAWARE LAW.
Article IX.

Certain Covenants
Section 9.1.    Access. Between the Execution Date and the Closing, the Company will and will cause the Company Subsidiaries to, give Buyer and Buyer’s authorized representatives reasonable access to such Target Company’s offices, accounting and financial books, records, files and other similar documents and materials to the extent in such Target Company’s possession, custody or control and/or which can be provided without undue effort or expense and shall use its Reasonable Efforts to give Buyer and Buyer’s authorized representatives reasonable access to the employees involved in the Business or responsible for the Properties. Furthermore, the Company will, and will cause each Company Subsidiary to give Buyer, or Buyer’s authorized representatives, at all reasonable times before the Closing Date and upon adequate notice to the Company, physical access to the Properties of such Target Company for the purpose of inspecting the same. Buyer agrees to comply fully with the rules, regulations and instructions issued by such Target Company regarding the actions of Buyer while upon, entering or leaving the Properties. Buyer’s environmental investigation of the Properties shall be limited to conducting a Phase I Environmental Site Assessment. If, during such Phase I Environmental Site Assessment, Buyer’s consultant identified any environmental condition or occurrence and recommends further investigation, Buyer, upon written notice to the Company, may conduct invasive testing and sampling on, under or about the immediate vicinity of the Property with respect to the recognized environmental condition. If further testing is done in accordance with this Section 9.1, such testing shall not extend the Survival Period for Environmental Defects set forth in Section 13.3(b). The Company and the Members shall be entitled to have an environmental consultant of their choice be present at all stages of the Phase I Environmental Site Assessment and any further testing. Upon the written request of the Company or a Company Subsidiary, Buyer shall furnish, free of costs, to the Company or such Company Subsidiary a copy of any environmental report prepared by or for Buyer related to the Properties, including any written final report related to the Phase I Environmental Site Assessment, as soon as reasonably possible after it is prepared. All environmental reports prepared by or for Buyer shall be maintained in strict confidence and for use solely in connection with the evaluation of the Properties. Except for the obligations to provide reports to the Target Companies as set forth in the preceding sentence, if Closing does not occur, such reports, shall not be disclosed to any other Person, except as may be required by Applicable Law, Applicable Environmental Law, or directive from a Governmental Entity. Buyer acknowledges that, pursuant to its right of access, Buyer and its representatives will become privy to confidential and other information of the Target Companies and that such confidential information (which includes Buyer’s conclusions with respect to its evaluations) shall be held confidential by Buyer and its representatives in accordance with the terms of the Confidentiality Agreement.
Section 9.2.    Exculpation and Indemnification. If Buyer exercises rights of access to Real Property under this Article IX or otherwise, or conducts examinations or inspections of Real Property under this Section 9.2 or otherwise, then (a) such access, examination and inspection shall be at Buyer’s sole risk, cost and expense and Buyer waives and releases all claims against the Seller Indemnified Parties arising in any way therefrom or in any way related thereto or arising in connection with the conduct of the Seller Indemnified Parties in connection therewith, other than in the case of the gross negligence of willful misconduct of the Seller Indemnified Parties, and (b) Buyer shall indemnify, defend and hold harmless each Arrow Release Party from any and all claims, actions, causes of action, liabilities, losses, damages, fines, penalties, costs or expenses (including, without limitation, court costs and reasonable attorneys’ fees) of any kind or character (collectively, “Damages”), or Liens for labor or materials, arising out of or in any way connected with damage to property or persons resulting from physical inspections, other than in the case of the gross negligence or willful misconduct of the Seller Indemnified Parties. THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE COMPANY OR (ii) STRICT LIABILITY.
Section 9.3.    Assignment of Properties. Prior to Closing, the Company shall cause the Target Companies to convey the Excluded Properties to the OZ Member or Legion Member, as applicable, or their respective designees, as appropriate subject to the provisions of Section 9.6(b).
Section 9.4.    Interim Operation. Prior to the Closing, except as set forth on Section 9.4 of the Disclosure Schedule or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned:
(c)    The Company will, and will cause the Company Subsidiaries to, continue the operation of the Properties and Business in the ordinary course of business consistent with past practices, including capital spending, payments of payables and maintenance of the Properties and with respect to linefill.
(d)    The Company will, and will cause the Company Subsidiaries to, use Reasonable Efforts to (i) preserve the present business operations, organization and goodwill of the Target Companies, (ii) preserve the present relationships with customers, suppliers and employees of the Target Companies and (iii) progress the capital projects described on Section 9.5(i) of the Disclosure Schedule.
(e)    The Company will, to the extent that Buyer is not entitled to cash pursuant to Section 12.1 in the Company’s good faith determination, (i) distribute the Company’s Unrestricted Cash to the Members or (ii) pay down Debt.
Section 9.5.    Restrictions on Certain Actions. Without limiting the generality of the foregoing, during the period from the Execution Date to the Closing Date, the Target Companies will not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned:
(c)    amend the applicable Governing Documents of a Target Company;
(d)    issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any membership interests of any class or any other securities or equity equivalents in a Target Company or any phantom interest for which the value is derived therefrom; provided, however, that Arrow Pipeline may issue, sell or deliver additional membership interests pursuant to the terms of its Amended and Restated Limited Liability Company Agreement, dated as of November 17, 2008, as amended; provided, further, that to the extent (i) a Member contributes capital, directly or indirectly, to the Company, pursuant to Section 9.5(i) or otherwise, the Company may issue additional Membership Interests to such Member or (ii) the Company contributes capital to a Company Subsidiary, pursuant to Section 9.5(d), Section 9.5(i) or otherwise, such Company Subsidiary may issue additional equity interests to the Company;
(e)    (i) repurchase, redeem, or otherwise acquire any of its securities; or (ii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization, or other reorganization or winding up of a Target Company;
(f)    (i) except for loans under the Credit Facility and intercompany loans from or to any Target Company or its Affiliates in the ordinary course of business that will be eliminated at or prior to Closing, create, incur, guarantee, or assume any Debt or otherwise become liable or responsible for the Debt or obligations of any other Person; (ii) make any loans, advances, or capital contributions to, or investments in, any other Person other than the Target Companies; (iii) pledge or otherwise encumber shares of membership interests of a Target Company; or (iv) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon (except (A) for customary inchoate Liens contained in or arising under agreements binding on a Target Company with respect to amounts not yet due or not yet delinquent or (B) for Permitted Liens); provided, however, that this Section 9.5(d) shall not prohibit the Target Companies from satisfying its obligations under the Contracts, including any credit obligations required under such Contracts;
(g)     (i) enter into or adopt any bonus, profit sharing, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation or severance plan, program, policy or agreement; (ii) increase the compensation or fringe benefits of any management-level employee having a title of Vice President or above; (iii) pay to any management-level employee having a title of Vice President or above any benefit not required by any employee benefit plan, program, policy or agreement as in effect on the Execution Date; or (iv) except in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any other employees;
(h)    acquire, purchase or lease, directly or indirectly, any assets for a Target Company, except for (i) entering into right-of-way agreements, easements, or options in the ordinary course of business, (ii) acquiring or purchasing assets in the ordinary course of business or (iii) acquiring assets that do not in the aggregate exceed $2,000,000;
(i)    sell, lease, transfer or otherwise dispose of, directly or indirectly, any assets of a Target Company, except for (i) sales or exchanges of assets that are (A) worthless or obsolete or worn out in the ordinary course of business, (B) no longer used or useful in the conduct of the Business or (C) replaced by assets of equal of better suitability and value, and (ii) Inventory that is sold in the ordinary course of business;
(j)    acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;
(k)    except for (A) (1) capital expenditures described on Section 9.5(i) of the Disclosure Schedule, which shall be considered on an aggregate basis and not a monthly basis as presented on Section 9.5(i) of the Disclosure Schedule, and (2) expenditures incurred in connection with Ordinary Course Producer Obligations, in each case related to the construction of pipeline or facilities associated therewith or the attainment of easements, rights-of-way, or options in the ordinary course of business or (B) an Emergency or Force Majeure, make any single capital expenditure which individually is in excess of $250,000 or capital expenditures in the aggregate in excess of $2,500,000;
(l)    pay, discharge, or satisfy any claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted) in excess of $250,000, other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms and the payment of any fee to terminate the Credit Facility which will be borne by the Members;
(m)    enter into any lease, contract, agreement, commitment, arrangement, right-of-way, easement, option, or transaction outside the ordinary course of business consistent with past practice;
(n)    amend, modify, or change in any material respect any Contract; provided, however, that Buyer’s consent is not required if a Target Company enters into any of the foregoing if such amendment, modification or change results in terms that are not less favorable to the applicable Target Company than the base Contract;
(o)    make any settlement of or compromise any Tax liability, change any of the accounting principles or practices used by a Target Company, except for any change required by reason of a concurrent change in GAAP and notice of which is given in writing by such Target Company to Buyer; adopt any new Tax method of accounting; change any Tax election or make any new Tax election; surrender any right to claim a refund of Taxes; or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;
(p)    authorize or propose, or agree in writing or otherwise to take, any of the actions requiring the prior written consent of Buyer as described in this Section 9.5; or
(q)    (i) enter into, adopt or amend any collective bargaining agreement, Employee Benefit Plan, or other Contracts with any employee, officer, consultant or director of the Target Companies or individual who, if hired, would become an Arrow ND Employee; (ii) take any action to forgive any loan to any current or former employee, officer, director or consultant of the Target Companies; (iii) take any action to accelerate the vesting, time of payment or funding of any compensation or benefit due to any employee, officer, consultant or director of the Target Companies; (iv) transfer any Arrow ND Employee or terminate the employment of any Arrow ND Employee unless for cause and consistent with past practice; (v) increase the salary, bonuses or other compensation paid or potentially payable to any Arrow ND Employee; or (vi) hire any new Arrow ND Employee unless necessary to replace any Arrow ND Employee whose employment has been terminated as permitted herein; provided, however, that in such instance the base pay and other compensation paid and payable to such new Arrow ND Employee shall be no greater than the base pay and other compensation paid to the Arrow ND Employee that he or she replaced.
Section 9.6.    Confidentiality.
(a)    The Confidentiality Agreement will remain in full force and effect, except to the extent any provision thereof would prohibit actions contemplated by the terms of this Agreement (including disclosures to any potential Financing Sources, it being acknowledged and agreed that all potential Financing Sources shall be treated as “Additional Financing Sources” for all purposes under the Confidentiality Agreement); provided, however, that, subject to the provisions of Section 9.10, upon Closing, the Confidentiality Agreement shall terminate, and the Member Representative shall, and shall cause the Members and their Affiliates to, not use or make disclosure to third parties of any confidential or proprietary information relating to a Target Company or the Properties, except (i) with the prior consent of Buyer, (ii) as required by Applicable Law, or (iii) to the employees, directors, officers, representatives and advisors of each Member and each of their Affiliates; provided, further, that nothing shall prohibit the Members or their respective Affiliates from using their general knowledge of the industry or geographic area in the conduct of their respective businesses following Closing.
(b)    Prior to the Closing, the Company shall use Reasonable Efforts to cause each of the counterparties to the Contracts set forth on Section 1.1(e) of the Disclosure Schedule (the “Bidder Confidentiality Agreements”) to return or destroy all confidential or proprietary information relating to a Target Company or the Properties that is subject to such Bidder Confidentiality Agreement in accordance with the terms thereof.  From and after the Closing, the Members shall (and shall cause any designee to which any such Bidder Confidentiality Agreement is conveyed in accordance with Section 9.3 to) (i) use Reasonable Efforts to cause any such information that was not returned or destroyed prior to the Closing to be returned or destroyed, (ii) not waive the terms of or release any Person from liability under any of the Bidder Confidentiality Agreements with respect to any such information, and (iii) at the request of Buyer (and at Buyer’s costs and expense), take all other actions to enforce in full the terms of each of the Bidder Confidentiality Agreements with respect to such information.
Section 9.7.    Indemnification of Managers and Officers. Buyer agrees that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, existing as of the Execution Date in favor of the Seller Indemnified Parties as provided in the Target Companies’ respective certificates of formation, operating agreements or other organizational documents or in any agreement shall survive the transactions contemplated by this Agreement and shall continue in full force and effect for a period of not less than six years following the Effective Time. For a period of six years from the Effective Time, Buyer shall cause the Company to maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of the Company Subsidiaries’ certificates of formation, operating agreements or similar organizational documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or the Company Subsidiaries with any of the Seller Indemnified Parties in effect immediately prior to the Execution Date (to the extent that same has been fully disclosed to Buyer and full and complete copies thereof have been delivered to Buyer prior to the Execution Date), and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Company’s Governing Documents in any manner that would adversely affect the rights thereunder of any individual who immediately before the Effective Time was an Arrow Release Party; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the disposition of such Proceeding or resolution of such claim.
Section 9.8.    Employee Matters.
(e)    For a period of one year following the termination of the Transition Services Agreement (“TSA Termination Date”), Buyer shall or shall cause the Surviving Company to maintain for Arrow ND Employees who continue in the employ of Buyer or any of the Target Companies following the TSA Termination Date (“Continuing Employees”), (i) a base salary or wages that are no less favorable than, (ii) variable/incentive/bonus pay programs that are substantially similar in value (excluding any value attributable to equity and equity-based compensation) to, and in any event no less favorable than, and (iii) other benefit plans and arrangements that are substantially comparable in the aggregate to, in each of clauses (i) and (ii), those provided to the Continuing Employees by the Company immediately prior to the Closing and, in the case of clause (iii), those provided to similarly situated employees of Buyer and its Affiliates. This Section 9.8 shall not limit the obligation of Buyer to maintain any compensation arrangement or benefit plan that, pursuant to an existing contract, must be maintained for a period longer than one year. No provision of this Agreement shall be construed as a guarantee of continued employment of any Continuing Employee and this Agreement shall not be construed so as to prohibit the Buyer or any of the Target Companies from having the right to terminate the employment of any Continuing Employee, provided that any such termination is effected in accordance with Applicable Law.
(f)    From and after the TSA Termination Date, Buyer shall give each Continuing Employee full credit for all purposes (including for purposes of eligibility to participate, level of benefits, early retirement eligibility and early retirement subsidies, vesting and benefit accrual) under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) provided, sponsored, maintained or contributed to by Buyer or any of its Subsidiaries for such Continuing Employee’s service with the Target Companies, and with any predecessor employer, to the same extent recognized by the Target Companies, except to the extent such credit would result in the duplication of benefits for the same period of service. Notwithstanding the foregoing, to the extent permitted under Applicable Law, Buyer shall not be required to provide credit for such service for benefit accrual purposes under any employee benefit plan of Buyer other than vacation or severance plans.
(g)    Buyer shall (i) waive for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, and any other restriction that would prevent immediate or full participation under the welfare plans of Buyer or any of its Subsidiaries applicable to such Continuing Employee (other than actively-at work requirements with respect to disability and life insurance plans) to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Continuing Employee under the terms of the welfare plans of the Target Companies, and (ii) give full credit under the welfare plans of Buyer and its Subsidiaries applicable to each Continuing Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year as the Closing (but not any lifetime maximums), as if there had been a single continuous employer.
(h)    Nothing in this Agreement shall (i) amend, or be deemed to amend, any Employee Benefit Plan or any other employee benefit or compensation plan, program, policy, practice or arrangement or restrict any authority to amend or terminate any of the foregoing or (ii) provide any Person not a party to this Agreement with any right, benefit or remedy with regard to any Employee Benefit Plan or other employee benefit or compensation plan, program, policy, practice, or otherwise.
Section 9.9.    Taxes.
(f)    Tax Treatment. Buyer and the Members each hereby acknowledge and agree that for federal income tax purposes the transactions contemplated by this Agreement are intended to be treated as an “assets-over” partnership merger transaction under Treasury Regulations Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i), wherein the Company shall merge with and into Merger Sub, resulting in the termination of the Company and the continued existence of Buyer as the resulting partnership. Under the “assets-over” form, the transactions contemplated pursuant to this Agreement shall be treated for U.S. federal, and applicable state and local, income Tax purposes as an exchange described in Section 721(a) of the Code to the extent the Cash Merger Consideration does not exceed the amount of the Company’s capital expenditures described in Treasury Regulation Section 1.707-4(d). If the Cash Merger Consideration exceeds the amount of the Company’s capital expenditures described in Treasury Regulation Section 1.707-4(d), then the contribution of the Properties in exchange for the consideration delivered pursuant to Article III will be treated in part as an exchange described in Section 721(a) of the Code and in part as a disguised sale transaction described in Section 707(a)(2)(B) of the Code (a “Disguised Sale”). Each of Buyer, the Member Representative and the Members agree to prepare and file all U.S. federal income Tax Returns in accordance with the foregoing and shall not take any position inconsistent therewith on any such Tax Return, or in the course of any audit, litigation or other proceeding with respect to U.S. federal income Taxes, except as otherwise required by Applicable Laws following a final determination by a court of competent jurisdiction or other final administrative decision by an applicable Governmental Entity.
(g)    Filing of Tax Returns; Payment of Taxes.
(i)    With respect to each Tax Return of a Target Company covering only a Pre-Closing Date Tax Period that is required to be filed after the Closing Date (each, a “Pre-Closing Tax Return”), the Member Representative shall (i) cause such Pre-Closing Tax Return to be prepared and (ii) deliver a copy of such Pre-Closing Tax Return, together with copies of pertinent supporting documentation and workpapers, to Buyer for Buyer’s review and reasonable comment at least 30 days prior to the due date for filing any such Pre-Closing Tax Return. Should Buyer have any comments, they must be provided to the Member Representative no later than 20 days prior to the due date for filing any such Pre-Closing Tax Return. The Member Representative or the Target Companies and Buyer, as applicable, shall cause such Pre-Closing Tax Return (as revised to incorporate Buyer’s reasonable comments) to be filed timely with the appropriate Governmental Entity and shall provide a copy to each other party. At the election of the Member Representative, (x) the Buyer and the Member Representative shall promptly (but in any event not later than five days prior to the due date for payment of Taxes with respect to any Pre-Closing Tax Return) issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account a number of Common Units equal to the quotient of Member Taxes owed with respect to such Pre-Closing Tax Return (up to a maximum amount equal to the Escrow Amount) divided by the Closing Date Common Unit Value to Buyer within three days of receipt of such joint written instructions and Buyer shall pay such Tax, or (y) the Members shall promptly (but in any event not later than five days prior to the due date for payment of Taxes with respect to any such Pre-Closing Tax Return) pay an amount equal to the amount of Member Taxes owed with respect to such Pre-Closing Tax Return to Buyer.
(ii)    With respect to each Tax Return of a Target Company covering a Straddle Period that is required to be filed after the Closing Date (each, a “Straddle Period Tax Return”), Buyer and such Target Company shall (i) cause such Straddle Period Tax Return to be prepared and (ii) deliver a copy of such Straddle Period Tax Return to the Member Representative for the Member Representative’s review and reasonable comment at least 30 days prior to the due date for filing any such Straddle Period Tax Return. Should Member Representative have any comments, they must be provided to the Buyer no later than 20 days prior to the due date for filing any such Straddle Period Tax Return. Buyer and such Target Company shall cause such Straddle Period Tax Return (as revised to incorporate the Member Representative’s reasonable comments) to be filed timely with the appropriate Governmental Entity and shall provide a copy to the Member Representative. At the election of the Member Representative, (x) the Buyer and the Member Representative shall promptly (but in any event not later than five days prior to the due date for payment of Taxes with respect to any Straddle Period Tax Return) issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account a number of Common Units equal to the quotient of Member Taxes owed with respect to such Straddle Period Tax Return (up to a maximum amount equal to the Escrow Amount), divided by the Closing Date Common Unit Value, to Buyer within three days of receipt of such joint written instructions and Buyer shall pay such Tax, or (y) the Members shall promptly (but in any event not later than five days prior to the due date for payment of Taxes with respect to any such Straddle Period Tax Return) pay an amount equal to the amount of Member Taxes owed with respect to such Straddle Period Tax Return to Buyer. For the avoidance of doubt, Buyer shall pay all other Taxes shown on such Straddle Period Tax Return that are not Member Taxes.
(iii)    In the case of Taxes that are payable with respect to any Straddle Period of the Company, for purposes of allocating such Taxes between that portion of the Straddle Period ending on or before the Closing Date (the “Pre-Closing Date Straddle Period”) and that portion of the Straddle Period beginning after the Closing Date (the “Post-Closing Date Straddle Period”), the portion of such Taxes related to the Pre-Closing Date Straddle Period will be deemed to be:
(A)    in the case of income Taxes, franchise and margin Taxes, Taxes measured in whole or in part by reference to gross revenues or receipts, excise, employment, gross receipts and other similar Taxes, sales and use Taxes and Taxes imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), equal to the amount that would be payable if the taxable year of the Company terminated based on an interim closing of the books as of the Closing Date, and based on accounting methods, elections and conventions that do not have the effect of distorting income and expenses; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and
(B)    in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Target Companies, equal to the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Date Straddle Period and the denominator of which is the number of days in the Straddle Period.
All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with the past practice of the Target Companies with respect to such items, unless otherwise required by Applicable Law.
(h)    Tax Refunds. The amount of any refunds of Taxes of the Target Companies for any Pre-Closing Date Tax Period (other than any refund resulting from the carryback of a net operating loss or other Tax attribute from a period beginning after the Closing Date to a period ending on or prior to the Closing Date, which refund shall be for the account of Buyer) shall be for the account of the Members. The amount of any refunds of Taxes of the Target Companies for any period beginning after the Closing Date shall be for the account of Buyer. The amount of any refund of Taxes of the Target Companies for any Straddle Period shall be equitably apportioned between the Buyer and the Members in accordance with the principles set forth in Section 9.9(b)(iii). Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive a refund of Tax pursuant to this Section 9.9(c) the amount of such refund within 30 days after such refund is received, net any costs or expenses incurred by such party or its Affiliates in procuring such refund.
(i)    Allocation of Consideration.
(i)    The Parties agree that the Base Merger Consideration (plus the liabilities of each Target Company to the extent properly taken into account under Section 1060 of the Code) will be allocated among the Properties in conformity with Section 1060 of the Code and the Treasury Regulations thereunder. Within ten (10) Business Days following the Execution Date, the Member Representative shall deliver to Buyer the Members’ preliminary allocation of the Base Merger Consideration (plus the liabilities of each Target Company to the extent properly taken into account under Section 1060 of the Code) among the Properties in accordance with Section 1060 of the Code (as adjusted from time to time pursuant to this Section 9.9(d), the “Allocation Schedule”). Not later than 30 days after the Closing, the Member Representative shall deliver to Buyer any proposed changes to the Allocation Schedule (the “Allocation Statement”). If, within 20 days after the delivery of the Member Representative’s proposed changes, Buyer notifies the Member Representative in writing that Buyer objects, Buyer and the Member Representative shall use Reasonable Efforts to resolve such dispute within 20 days. In the event that Buyer and the Member Representative are unable to resolve such dispute within 20 days, Buyer and the Member Representative shall jointly retain a mutually agreeable, nationally recognized accounting firm (that does not have a material relationship with either Buyer or the Member Representative, or any of their respective Affiliates) (the “Tax Allocation Referee”) to resolve the disputed items. Notwithstanding anything to the contrary herein, Buyer and the Member Representative (and the Tax Allocation Referee, if applicable) shall resolve all disputed items within thirty days of retaining the Tax Allocation Referee. The fees and expenses payable to the Tax Allocation Referee shall be split equally between Buyer and the Member Representative. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. Buyer and the Member Representative agree to (i) be bound by the Allocation Statement and (ii) act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax Return except as otherwise required by applicable Law. If any Taxing authority disputes the allocations set forth in the Allocation Statement, the Party receiving notice of the dispute shall promptly notify the other parties hereto of such dispute and the parties hereto shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the allocations set forth in the Allocation Schedule. Buyer and the Member Representative shall revise the Allocation Schedule in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder upon the occurrence of any adjustment to the Base Merger Consideration pursuant to this Agreement.
(ii)    For the avoidance of doubt, Buyer and the Members agree that the Allocation Statement shall be used for purposes of allocating (A) the consideration that is properly considered to have been received by the Company in a Disguised Sale among the portion of Properties that are treated as sold in such Disguised Sale and (B) the fair market value of the Properties that are treated as contributed to Buyer under Section 721(a) of the Code, including for purposes of applying Section 704(c) of the Code to such Properties. The variation between the fair market value of such contributed Properties and the adjusted tax basis of such Properties will be taken into account under the “remedial method” as described in Treasury Regulation Section 1.704-3(d).
(j)    Cooperation. The Member Representative, the Members and Buyer agree to furnish to each other, at the requesting Party’s expense, any and all information and documents reasonably required to comply with Tax and financial reporting requirements and audits.
(k)    Survival. The covenants contained in this Section 9.9 shall survive the Closing for a period of sixty (60) days following the expiration of the applicable statute of limitations.
(l)    Indemnification Claims. Any claim for indemnification pursuant to this Section 9.9 shall be made in accordance with the procedures set forth in Section 13.4.
Section 9.10.    Press Releases. Unless consultation is prohibited by Applicable Law, and except in connection with the Buyer Financing pursuant to Section 9.14, Buyer and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation (but no approval thereof shall be required). Unless required by Applicable Law, for the avoidance of doubt, any press release or other public disclosure authorized or permitted pursuant to this Section 9.10 shall only refer to the Company and not any Member or their Affiliates.
Section 9.11.    Books and Records. At or promptly after Closing, (i) the Company shall deliver to Buyer all records relating to the Business and the Properties that are in the Company’s or its Affiliate’s control, including original minute books and other corporate books and records and accounts and (ii) the Company will deliver to Buyer all of the rights-of-way easements, rights-of-way option agreements, files, assignments, operating records and agreements, engineering records, financial and accounting records, and other similar files and records of the Target Companies which directly relate to the Properties.
Section 9.12.    Reasonable Efforts; Further Assurances.
(f)    Subject to the terms and conditions of this Agreement, each Party hereto will use its Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement.
(g)    After Closing, Buyer and the Member Representative agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement, including each Party’s obligation to deliver certain documents or instructions that are contemplated by the Escrow Agreement and all other agreements to be executed by the Parties in connection with the consummation of the transactions contemplated by this Agreement.
Section 9.13.    Title Policies. The Company shall cooperate with Buyer in obtaining an owner’s title insurance policy or leasehold title insurance policy issued by a title company acceptable to Buyer, with respect to the Real Property so that such title insurance policies can be issued to Buyer as promptly as practicable following Closing. The cost of such title insurance policies will be for the account of Buyer. In this connection therewith, the Target Companies shall enter into any customary and reasonable affidavits (including a non-imputation endorsement) and indemnities as may be reasonably required by the title company to issue such title insurance policies.
Section 9.14.    Assistance with Buyer Financing and Securities Filings. From and after the Execution Date and at any applicable time until the nine-month anniversary of the Closing Date:
(a)    The Member Representative and the Company shall use Reasonable Efforts and shall cause the Target Companies and their respective employees, agents and representatives to use Reasonable Efforts to provide to Buyer all cooperation reasonably requested by Buyer in connection with the arrangement of any bridge or other debt or equity financing entered into by Buyer in connection with the Closing and the transactions contemplated by this Agreement (the “Buyer Financing”), including using Reasonable Efforts to cause such Persons to, upon the reasonable request of Buyer and at Buyer’s expense, to (i) furnish to Buyer and its Financing Sources, as promptly as practicable, all financial, business and other pertinent information related to the Target Companies reasonably required by Buyer for Buyer to consummate the Buyer Financing, including all required audited and unaudited financial statements and other data and information, including a description of the business, of the type and in the form required by Regulation S-X and Regulation S-K under the Securities Act and of type and in the form customarily included in an offering memorandum or offering circular under Rule 144A of the Securities Act, (ii) furnish consents (including any representation letters), comfort letters and legal opinions as reasonably requested by Buyer, (iii) reasonably cooperate with the marketing efforts of Buyer and the Financing Sources for any portion of the Buyer Financing and participate in due diligence sessions with Financing Sources, (iv) take corporate actions by the Target Companies reasonably necessary to permit the completion of the Buyer Financing, and (v) facilitate the execution and delivery (at the Closing) of definitive documents related to the Buyer Financing as may reasonably be requested by Buyer. Buyer acknowledges that obtaining the Buyer Financing in connection with the Closing is not a condition to Buyer complying with its obligations under this Agreement, including closing the transactions contemplated herein following satisfaction or waiver of the conditions in Section 10.1.
(b)    The Members and the Company shall, and shall cause their respective Affiliates to, furnish all information about the Members, the Target Companies and the Business, and all necessary financial information to Buyer as Buyer may reasonably request in connection with the preparation and filing of any filings that Buyer may be required to make with the SEC under Applicable Law that includes information regarding the Members, the Target Companies or the Business (the “Required Buyer Filings”) or in any offering documents used in connection with the Buyer Financing.
(c)    On Buyer’s request and at Buyer’s expense, the Member Representative and the Company shall use Reasonable Efforts to obtain the consents of Grant Thornton LLP, the Company’s independent public accountants, to include the reports of Grant Thornton LLP with respect to any financial statements in the Required Buyer Filings or in any offering documents used in connection with any Buyer Financing, each dated as of the filing date of the applicable Required Buyer Filing or offering document or such other date as reasonably requested by Buyer. In addition, neither the Members nor the Company will object to the use of any such financial statements in connection therewith.
(d)    On Buyer’s request, the Member Representative and the Company shall use Reasonable Efforts to cause to be delivered to Buyer, at Buyer’s expense, “comfort” letters of Grant Thornton LLP, each dated as of the filing date of the applicable Required Buyer Filing or in any offering documents used in connection with any Buyer Financing or such other date as reasonably requested by Buyer, and addressed to Buyer or its specified Affiliates with regard to the financial statements and financial information of the Target Companies included in, or incorporated by reference in, such Required Buyer Filing or in any offering documents used in connection with any Buyer Financing, in form and substance reasonably satisfactory to Buyer and customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with underwritten public debt or equity offerings.
Section 9.15.    Replacement of Sureties, Bonds and Letters of Credit. Buyer and the Persons listed on Section 9.15(a) of the Disclosure Schedule (the “Sponsors”) will cooperate and use Reasonable Efforts prior to the Closing to have the letters of credit described in Section 9.15(b) of the Disclosure Schedule (the “Sponsor Letters of Credit”) released at or contemporaneously with the Closing.  Buyer will, to the extent acceptable to and required by the beneficiary of the Sponsor Letters of Credit, replace the Sponsor Letters of Credit with one or more comparable letters of credit issued by JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, Citibank, N.A., or a comparable U.S. bank (“Acceptable Issuing Bank”) or otherwise provide substitute credit support in a form acceptable to the beneficiary at or contemporaneously with the Closing.  If the beneficiary does not release the Sponsor Letters of Credit at or contemporaneously with the Closing, then Buyer will (i) provide to the Sponsors comparable credit support in a form acceptable to the Sponsors (which may include one or more letters of credit issued by Acceptable Issuing Banks) at or contemporaneously with the Closing for purposes of backstopping the payment or reimbursement obligations of the Sponsors under the Sponsor Letters of Credit following the Closing, and (ii) use Reasonable Efforts to obtain, or cause to be obtained, a release of the Sponsor Letters of Credit following the Closing.  Buyer agrees that the Sponsors will have no obligation to extend the expiration date of the Sponsor Letters of Credit.
Section 9.16.    Litigation and Regulatory Cooperation. For a period of eighteen (18) months following the Closing Date, at the Surviving Company’s sole cost and expense:
(d)    The Members shall cooperate with the Surviving Company in the investigation, defense or prosecution of any Proceedings or matters now in existence or which may arise in the future against or on behalf of the Target Companies which relate to events or occurrences that transpired or commenced prior to Closing. The Members’ cooperation in connection with such Proceedings shall include, but not be limited to, being available at mutually convenient times and with reasonable advance notice to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the applicable Target Company.
(e)    The Members shall cooperate with the Surviving Company in any investigation, defense, prosecution or remedial action respecting compliance by the Target Companies or the Business with regulatory requirements promulgated by applicable Governmental Entities to the extent such investigation, defense, prosecution or remedial action relates to events or circumstances that transpired or commenced prior to Closing.
(f)    The Members shall to the extent reasonably necessary for the Surviving Company to conduct its Business or for Buyer to address any claims relating to the Business, provide access to the Surviving Company, Buyer and their respective representatives to all of the records relating to the Business or the Properties which were retained as Excluded Properties.
Section 9.17.    Updated Disclosure Schedules; Notification.

(a)The Parties agree that, with respect to the representations, warranties and covenants of such Party contained in this Agreement, such Party shall have the continuing right and obligation until the Closing to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described on such Disclosure Schedule. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Article X have been fulfilled, the Disclosure Schedules shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any supplement or amendment thereto.
(b)Each Party shall give to the others prompt notice of (i) any representation or warranty made by it or contained in this Agreement that, to such Party’s Knowledge, has become untrue or inaccurate, (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.
Section 9.18.    Custodial Account. At or prior to Closing, the Members shall enter into a custody agreement (the “Custody Agreement”) with respect to the Common Units to be delivered in accordance with Section 3.2(b)(i). The Custody Agreement shall provide that the Member Representative, or any Person designated as the custodian under the Custody Agreement, shall hold the applicable Common Units in a brokerage account at a nationally recognized financial institution on behalf of the Members or their designees for a period of 180 days after Closing. The Members agree that for a period of 180 days after Closing they shall not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, the Common Units held under the Custody Agreement or (ii) enter into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of the Common Units held under the Custody Agreement, whether any such transaction described in clause (i) or (ii) is to be settled by delivery of such Common Units or such other securities, in cash or otherwise.
Article X.

Conditions Precedent to Closing Obligations
Section 10.1.    Conditions Precedent to the Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to each of the following conditions being met or waived by Buyer:
(a)    Each and every representation contained in Article IV which is not qualified by materiality, shall be true and accurate in all material respects (and each and every representation contained in Article IV which is qualified by materiality, shall be true and accurate in all respects) on and as of the Closing Date as if made on and as of such date except (i) as affected by transactions contemplated or permitted by this Agreement and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty which is not qualified by materiality shall have been true and correct in all material respects (and each and every representation contained in Article IV which is qualified by materiality, shall be true and accurate in all respects) as of such specified date.
(b)    The Target Companies shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing.
(c)    No order, writ, injunction or decree shall have been entered and be in effect by any Governmental Entity of competent jurisdiction, and no statute, rule, regulation or other requirement of any Governmental Entity shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby.
(d)    All Liens securing the Credit Facility and the Equipment Finance Lease and any Debt shall have been released and/or terminated;
(e)    All Consents listed on Section 10.1(e) of the Disclosure Schedule shall have been obtained.
(f)    The Company shall have delivered or caused to be delivered to Buyer the items required by Section 3.3.
Section 10.2.    Conditions Precedent to the Obligations of the Company and the Member Representative. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to each of the following conditions being met or waived by the Member Representative:
(c)    Each and every representation of Buyer and Merger Sub contained in Article VII which is not qualified by materiality, shall be true and accurate in all material respects (and each and every representation contained in Article VII which is qualified by materiality shall be true and accurate in all respects) as of the Execution Date and as of the Closing Date as if made on and as of such date, except (i) as affected by transactions contemplated or permitted by this Agreement and (ii) to the extent that any such representation or warranty which is not qualified by materiality, is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (and each and every representation contained in Article VII which is qualified by materiality shall be true and accurate in all respects) as of such specified date.
(d)    Buyer and Merger Sub shall have performed and complied in all material respects with (or compliance therewith shall have been waived by the Company) each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer or Merger Sub prior to or at the Closing.
(e)    No order, writ, injunction or decree shall have been entered and be in effect by any Governmental Entity of competent jurisdiction, and no statute, rule, regulation or other requirement of any Governmental Entity shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby.
(f)    The Buyer shall have delivered or caused to be delivered to the Company the items required by Section 3.4.
Article XI.

Termination
Section 11.1.    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:
(g)    by mutual written consent of the Member Representative and Buyer; or
(h)    by the Member Representative if the Closing has not occurred on or before December 31, 2013, upon written notice delivered to Buyer; provided, however, that the Member Representative shall not be entitled to terminate this Agreement pursuant to this Section 11.1(b) in the event that the Company’s actions have been the cause of the Closing failing to occur by such date; or
(i)    by Buyer if the Closing has not occurred on or before December 31, 2013, upon written notice delivered to the Member Representative; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 11.1(c) in the event that the Buyer’s actions have been the cause of the Closing failing to occur by such date; or
(j)    by the Member Representative, in the event that any of Buyer or Merger Sub has breached or otherwise violated any of its covenants under this Agreement or any of the representations and warranties of Buyer or Merger Sub set forth in this Agreement have become inaccurate, which, in either case, (i) would result in a failure of the condition set forth in Sections 10.2(a) or 10.2(b) and (ii) are incapable of being cured or have not been cured within thirty (30) days after Buyer or Merger Sub receives written notice of such breach or violation from the Company; provided, however, that the Company is not in material breach of its representations, warranties or covenants under this Agreement; or
(k)    by Buyer, in the event that the Company has breached or otherwise violated any covenants under this Agreement or any of the representations and warranties of the Company set forth in this Agreement have become inaccurate, which, in either case, (i) would result in a failure of the condition set forth in Sections 10.1(a) or 10.1(b) and (ii) are incapable of being cured or have not been cured within thirty (30) days after the Company receives written notice of such breach or violation from Buyer; provided, however, that none of Buyer or Merger Sub is then in material breach of its representations, warranties or covenants under this Agreement; or
(l)    by Buyer or the Member Representative if any Governmental Entity shall have (i) enacted, issued or promulgated any Applicable Law that is in effect and has the effect of making the transactions contemplated hereby illegal or which has the effect of prohibiting or otherwise preventing the consummation of the transactions contemplated hereby or (ii) issued or granted any injunction or other order that is final and non-appealable prohibiting or otherwise preventing the consummation of the transactions contemplated hereby.
Section 11.2.    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1 by the Company, on the one hand, or Buyer, on the other, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Article XI, Section 9.2 (Exculpation and Indemnification), Section 9.6(a) (Confidentiality), Section 15.1 (Parties Bear Own Expenses/No Special Damages), Section 15.4 (Choice of Law, Jurisdiction, etc.), Section 15.5 (Time of Essence), Section 15.7 (Counterpart Execution), Section 15.9 (References, Titles and Construction) and Section 15.10 (Severability), Section 15.11 (Waiver), Section 15.12 (No Third Party Beneficiaries) and Section 15.13 (Member Representative) shall survive the termination hereof. Nothing contained in this Section 11.2 shall relieve any Party from liability for damages actually incurred as a result of any breach of this Agreement prior to December 31, 2013. The actual or alleged unavailability of funding from any source shall not excuse Buyer’s failure to perform its obligations under this Agreement.
Article XII.

Merger Consideration Adjustments
Section 12.1.    Initial Adjustment at Closing. At least five (5) days before the Closing Date, the Company shall provide to Buyer (i) the Company’s good faith estimated balance sheet of the Company as of the Closing Date (the “Estimated Closing Date Balance Sheet”); (ii) the Company’s good faith estimate of the Net Working Capital of the Company as of the Closing Date (the “Estimated Net Working Capital”), (iii) the Company’s good faith estimate of the Target Companies’ Capital Expenditures as of the Closing Date (the “Estimated Reimbursable Capital Expenditures”) and (iv) the Company’s good faith estimate of the Merger Consideration Adjustment Amount (the “Estimated Merger Consideration Adjustment Amount”). The Estimated Closing Date Balance Sheet, the Estimated Net Working Capital, the Estimated Reimbursable Capital Expenditures and the Estimated Merger Consideration Adjustment Amount (collectively, the “Estimated Closing Items”) shall be prepared on a basis consistent with the definitions of Current Assets and Current Liabilities and the methodology set forth on or used in the preparation of the Net Working Capital illustration attached as Exhibit 1.1(a). The Company shall furnish to Buyer, together with such computations, copies of back-up and other supporting information that reasonably supports such computations. If Buyer, in good faith, objects to any portion of the Estimated Closing Items, it will notify the Company in writing (setting forth, in reasonable detail, the reasons for such objections and, to the extent reasonably determinable by Buyer, Buyer’s computation of the adjustments to the Estimated Merger Consideration Adjustment Amount) within three (3) days of receipt of the Estimated Closing Items and the Company and Buyer will endeavor in good faith to resolve any disputed matters prior to the Closing Date. If the Company and Buyer resolve all disputed matters prior to the Closing Date, the Estimated Merger Consideration Adjustment Amount used for purposes of calculating the Closing Payment will be that mutually agreed upon amount. If the Company and Buyer are unable to so resolve all disputed matters prior to Closing, the Estimated Merger Consideration Adjustment Amount used for purposes of calculating the Closing Payment will be based on the Estimated Closing Items originally delivered by the Company as modified by any changes proposed by Buyer and agreed upon by the Company and any further adjustments and the resolution of such disputed amounts will be made only in accordance with Section 12.2. If the Estimated Merger Consideration Adjustment Amount is a positive number, the Cash Merger Consideration shall be increased by an amount equal to the Estimated Merger Consideration Adjustment Amount. If the Estimated Merger Consideration Adjustment Amount is a negative number, the Equity Merger Consideration shall be decreased by an amount equal to the quotient of such shortfall divided by the Closing Date Common Unit Value. The Cash Merger Consideration plus the Estimated Merger Consideration Adjustment Amount, if positive, shall constitute the Cash Dollar amount to be paid by Buyer at the Closing (the “Closing Payment”).
Section 12.2.    Adjustment Post Closing.
(r)    On or before sixty (60) days after Closing, Buyer shall prepare and deliver to the Member Representative (i) a balance sheet of the Company as of the Closing Date (the “Final Closing Date Balance Sheet”); (ii) Buyer’s calculation of the Net Working Capital of the Company as of the Closing Date (the “Final Net Working Capital”); (iii) Buyer’s calculation of the Target Companies’ Capital Expenditures as of the Closing Date (the “Final Reimbursable Capital Expenditures”); (iv) Buyer’s calculation of the Merger Consideration Adjustment Amount (the “Final Merger Consideration Adjustment Amount”); and (v) in each case, together with a worksheet showing the difference, if any, between any Estimated Closing Item and the corresponding Final Closing Item (as defined below). The Final Closing Date Balance Sheet, the Final Net Working Capital, the Final Reimbursable Capital Expenditures and the Final Merger Consideration Adjustment Amount (collectively, the “Final Closing Items”) shall be prepared in accordance with the methodology used in the preparation of the Estimated Closing Items.
(s)    The Member Representative will assist Buyer in the preparation of the Final Closing Items by providing Buyer with any data or information within the Member Representative’s control that is reasonably requested by Buyer. The Final Closing Items shall become final and binding upon the Parties on the thirtieth (30th) day following receipt thereof by the Member Representative, unless the Member Representative gives written notice of its disagreement to Buyer prior to such date. In order to be valid, any such notice shall specify in reasonable detail the dollar amount, nature and basis of any disagreement so asserted. If the Final Merger Consideration Adjustment Amount as finally determined pursuant to this Section 12.2 exceeds the Estimated Merger Consideration Adjustment Amount, Buyer shall promptly deliver to the Member Representative, by wire transfer of immediately available funds to the account(s) designated by the Member Representative, and the Member Representative shall distribute to the Members their pro rata amounts equal to such excess within five (5) Business Days after the Final Closing Date Balance Sheet becomes final. If the Estimated Merger Consideration Adjustment Amount exceeds the Final Merger Consideration Adjustment Amount as finally determined pursuant to this Section 12.2, the Member Representative and Buyer shall, within five (5) Business Days after the Final Closing Items become final, deliver joint written instructions to the Escrow Agent directing it to release to Buyer out of the Escrow Account a number of Common Units equal to such excess amount (the “Excess Payment”). The number of Common Units to be distributed shall be equal to the quotient of the Excess Payment divided by the Closing Date Common Unit Value. If the Final Merger Consideration Adjustment Amount as finally determined pursuant to this Section 12.2 is equal to the Estimated Merger Consideration Adjustment Amount, neither the Member Representative nor Buyer shall have any further obligation under this Section 12.2.
(t)    If Buyer and the Member Representative cannot agree upon the Final Closing Items, the Dispute shall be submitted to an independent public accounting firm mutually agreed upon by Buyer and the Member Representative (in either case, the “Independent Expert”), which firm shall make a final and binding determination as to all matters in dispute relating to the calculations set forth in the Final Closing Items as promptly as practicable after its appointment. Within three (3) Business Days of referring the Dispute to the Independent Expert for resolution, the Parties shall submit one copy to the accounting firm of (i) this Agreement, with specific reference to this Section 12.2, (ii) the Final Closing Items, together with the supporting documents that were provided to the Member Representative, (iii) a written copy of the Dispute, (iv) the Member Representative’s response to the Final Closing Items, together with the supporting documents that were provided to Buyer and (v) the Buyer’s response to the Final Closing Items, together with the supporting documents that were provided to the Member Representative. The Independent Expert shall resolve such Dispute based only on the foregoing submissions. Buyer and the Member Representative shall not have the right to (i) submit additional documentation to the Independent Expert or (ii) demand discovery on the other Party. The Independent Expert shall send its written determination (such written determination, the “Final Settlement Statement”) of the adjustments provided for in this Section 12.2 to Buyer and the Member Representative, together with a calculation of the Final Merger Consideration Adjustment Amount that results from such determination, and such determination of the Independent Expert, and the resulting calculations of the adjustments provided for in this Section 12.2 shall be binding on the Parties, absent fraud or manifest error; provided, however, that in no event shall the Independent Expert assign a value to any item greater than the greatest value for such items claimed by either Party or less than the smallest value for such items claimed by either Party. The fees and expenses of the Independent Expert shall be borne equally by Buyer and the Member Representative.
Article XIII.

Indemnification
Section 13.1.    Indemnification by Buyer.
(u)    From and after the Closing, Buyer shall indemnify, defend and hold each Member and each of the current officers, directors and managers of the Target Companies (and their Affiliates, their respective successors and permitted assigns and their respective directors, officers and managers) (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Damages (individually, a “Member Indemnified Claim” and, collectively, “Members’ Indemnified Claims”) to the extent arising out of or related to (i) any misrepresentation or breach of any warranty of Buyer or Merger Sub contained in this Agreement that survives Closing or (ii) any breach of any covenant or agreement of Buyer or Merger Sub contained in this Agreement that survives the Closing.
(v)    THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS BY BUYER SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNITEE, (ii) STRICT LIABILITY, OR (iii) ANY VIOLATION OF ANY LAW, RULE, REGULATION OR ORDER RELATED TO THE OWNERSHIP OR OPERATION OF THE PROPERTIES, INCLUDING APPLICABLE ENVIRONMENTAL LAWS.
Section 13.2.    Indemnification by the Members.
(m)    From and after Closing, the Members shall, jointly and severally, defend, indemnify and hold Buyer (and its Affiliates, their respective successors and permitted assigns and their respective directors, officers and managers) (collectively, “Buyer Indemnified Parties”) harmless from and against any and all Damages (along with any claim by Buyer under Section 13.2(b) individually a “Buyer’s Indemnified Claim” and collectively “Buyer’s Indemnified Claims”) to the extent arising out of or related to (%4) any misrepresentation or breach of any warranty of the Company contained in this Agreement that survives the Closing, (%4) any breach of any covenant or agreement of a Target Company contained in this Agreement that survives the Closing, (%4) the Retained Liabilities, (%4) any and all Member Taxes, (%3) Pre-Closing Casualty Losses or (%3) Environmental Defects.
(n)    From and after Closing, each Member shall severally defend, indemnify and hold Buyer and Indemnified Parties harmless from and against any and all Damages to the extent arising out of or related to (%4) any misrepresentation or breach of any warranty of such Member contained in this Agreement and (%4) any breach of any covenant or agreement of such Member contained in this Agreement that survives the Closing.
(o)    THE FOREGOING INDEMNIFICATIONS BY THE MEMBERS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (%4) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNITEE, (%4) STRICT LIABILITY, OR (%4) ANY VIOLATION OF ANY LAW, RULE, REGULATION OR ORDER RELATED TO THE OWNERSHIP OR OPERATION OF THE PROPERTIES, INCLUDING APPLICABLE ENVIRONMENTAL LAWS.
(p)    Notwithstanding anything to the contrary, it is expressly understood that the Members shall not have any obligation to defend, indemnify and hold harmless each Buyer Indemnified Party with respect to any Buyer’s Indemnified Claims made under Section 13.2(a)(i) unless (%4) an individual Buyer Indemnified Claim exceeds $100,000 in Damages (the “De Minimis Threshold”) and (%4) the aggregate of such Buyer’s Indemnified Claims exceeds 1% of the Base Merger Consideration (the “Deductible”), and in the event such Buyer’s Indemnified Claims exceed the Deductible, only the value of Damages in excess of the Deductible shall be considered in applying Section 13.2(a)(i); provided, however, that Member Taxes and the Fundamental Representations and Warranties shall not be subject to the De Minimis Threshold or the Deductible. In no event (subject to Section 13.2(g)) shall the Members have liability pursuant to or in connection with any claim under Section 13.2(a)(i) of this Agreement for Damages in excess of 10% of the Base Merger Consideration (the “Cap”). The Buyer Indemnified Claims arising under Sections 13.2(a)(ii), 13.2(a)(iii) or 13.2(a)(iv) and 13.2(b) shall not be subject to the De Minimis Threshold, Deductible or Cap. The Buyer Indemnified Claims arising under Sections 13.2(a)(v) or 13.2(a)(vi) shall not be subject to the De Minimis Threshold or the Deductible but shall be subject to the Cap. To the extent a Buyer Indemnified Party asserts a Buyer Indemnified Claim, such Buyer Indemnified Party shall initially seek recourse against the Escrow Amount until the Escrow Amount is depleted.
(q)    Notwithstanding anything to the contrary in this Agreement, no Buyer Indemnified Party shall be deemed to have suffered any Damages under this Section 13.2 arising from claims based on assets, liabilities, revenues and expenses which have actually been included and taken into consideration in the calculation of the Final Merger Consideration Adjustment Amount or in the preparation of the Final Settlement Statement.
(r)    For purposes of this Section 13.2, in determining whether the Company has breached any of its representations or warranties contained in this Agreement and for the determination of the existence of a breach, liability and Damages under this Article XIII, all qualifications of such representations and warranties by materiality (whether by reference to the terms “material”, “Material Adverse Effect” or otherwise) shall be disregarded.
(s)    Nothing in this Agreement shall be construed or interpreted as limiting a Party’s right to seek and receive recovery for fraud committed by the other Party.
Section 13.3.    Survival of Provisions.
(e)    The representations and warranties shall not survive the Closing, except as follows:
(i)    Except as set forth in clause (ii) of this Section 13.3(a), all representations of the Company contained in Article IV, all representations of the Members contained in Article VI and all representations of Buyer contained in Article VII shall survive until December 31, 2014 (such period, the “General Survival Period”); and
(ii)    the representations contained in Section 4.1 (Organization and Standing), Section 4.3 (Capital Structure), Section 4.4 (Power and Authority), Section 4.5 (Valid and Binding Agreement), Section 4.20 (Financial Advisor), and the representations of Buyer contained in Section 7.1 (Organization and Standing), Section 7.2 (Power and Authority), Section 7.3 (Valid and Binding Agreement) and Section 7.9 (Financial Advisor) (the “Fundamental Representations and Warranties”) shall survive the Closing for a period of six years and the representations and warranties contained in Section 4.11 (Taxes) shall survive the Closing for a period of sixty (60) days following the expiration of the applicable statute of limitations.
(f)    All covenants of the Company, the Members or Buyer contained in this Agreement shall survive the Closing through December 31, 2014 except (i) for any covenant that by its terms continues for a longer period, which shall continue for such specified longer period and (ii) except for the covenants contained in Sections 9.6 and 9.11 and Articles XII, XIII and XV, which shall survive the Closing for a period of sixty (60) days following the expiration of the applicable statute of limitations period. The indemnification obligations set forth in Section 13.2(a)(v) shall survive for a period of thirty (30) days after Closing and the indemnification obligations set forth in Section 13.2(a)(vi) shall survive for a period of sixty (60) days after Closing. Written notice of any claim by Buyer for indemnification from the Member Representative under Section 13.2 arising during the Survival Period must be given by Buyer to the Member Representative as a condition precedent to the right to enforce such claim for indemnification but in any event no later than the end of the Survival Period. Unless the applicable Survival Period otherwise requires, Buyer agrees to bring an indemnification claim within ninety (90) days after such claim becomes known to Buyer, provided any failure to do so shall not adversely impact the claim except to the extent of any actual prejudice to the Members. In the event a Buyer’s Indemnified Claim is timely and properly asserted, the covenants set forth in Section 13.2 shall survive until such Buyer’s Indemnified Claim is satisfied, but only with respect to such timely and properly asserted Buyer’s Indemnified Claim.
(g)    The applicable survival period for representations and warranties as reflected in Section 13.3(a), for covenants reflected in Section 13.3(b) and the indemnification obligations under Sections 13.2(a)(v) and 13.2(a)(vi) as reflected in Section 13.3(b) shall be referred to as the “Survival Period.”
Section 13.4.    Notice of Claim. If indemnification pursuant to Sections 13.1 or 13.2 is sought, the Party seeking indemnification (the “Indemnitee”) shall give written notice to the indemnifying party of an event giving rise to the obligation to indemnify, describing in reasonable detail the factual basis for such claim, and shall allow the indemnifying party to assume and conduct the defense of the claim or action with counsel reasonably satisfactory to the Indemnitee, and may cooperate with the indemnifying party in the defense thereof; provided, however, that the omission to give such notice to the indemnifying party shall not relieve the indemnifying party from any liability that it may have to the Indemnitee, except to the extent that the indemnifying party is prejudiced by the failure of the Indemnitee to give such notice and as otherwise provided in Section 13.3. The Indemnitee shall have the right to employ up to one separate counsel to represent the Indemnitee if the Indemnitee is advised by counsel that an actual conflict of interest makes it advisable for the Indemnitee to be represented by separate counsel and the reasonable expenses and fees of such separate counsel shall be paid by the indemnifying party.
Section 13.5.    Net Amounts. Any amounts recoverable by any party pursuant to this Article XIII with respect to any Buyer’s Indemnified Claims or Members’ Indemnified Claims, as the case may be, shall be decreased by any insurance proceeds (net of collection costs) relating to such Buyer’s Indemnified Claims or Member Indemnified Claims, as the case may be, which are actually paid to such Indemnitee by any Person (other than any Affiliate of such Indemnitee) not a party to this Agreement.
Section 13.6.    Post-Closing Escrow.
(a)    At Closing, Buyer shall deposit the Escrow Amount with the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement.
(b)    The Escrow Amount will be utilized solely to satisfy any indemnification obligations of the Members to Buyer under Section 13.2 and to cover other amounts that can expressly be paid out of the Escrow Amount in accordance with the terms of this Agreement. The Escrow Agreement shall, subject to paragraph (c) of this Section 13.6, terminate upon the expiration of the General Survival Period, subject to continuation for disputed claims (the “Escrow Term”). The Escrow Agreement shall provide that the Escrow Amount may be drawn upon by Buyer, its successors or assigns solely for the purpose of satisfying any indemnification obligations of the Members under Section 13.2 and to cover other amounts that can expressly be paid from the Escrow Amount in accordance with the terms of this Agreement.
(c)    If Buyer asserts a claim against the Escrow Amount under this Article XIII and the Member Representative does not dispute such claim, Buyer shall be entitled to indemnification by the Members in accordance with this Article XIII, including the right to receive from the Escrow Amount a number of Common Units being held in the Escrow Account equal to the quotient of Damages for which Buyer is entitled for such claim under this Article XIII divided by the Closing Date Common Unit Value. If, however, the Member Representative disputes such claim, Buyer shall receive the undisputed portion thereof, if any, in accordance with the formula set forth in the previous sentence but shall not be entitled to receive any such disputed portion thereof from the Escrow Amount with respect to such claim prior to resolution of such Dispute and, if such Dispute extends beyond the expiration of the Escrow Term, the term of the Escrow Term will be automatically extended as provided in paragraph (d) of this Section 13.6.
(d)    Provided the indemnification obligations of the Members for claims of indemnification under this Article XIII of which the Member Representative has been notified prior to the expiration of the Escrow Term have been satisfied and no Dispute then exists as to any claim for indemnification by Buyer for such claims, the balance of the Escrow Amount will be released to the Member Representative for distribution to the Members on the first Business Day immediately following the expiration of the Escrow Term. To the extent there does exist a claim for indemnification by Buyer of which the Member Representative has been notified, which claim has not been satisfied in full in accordance herewith prior to the expiration of the Escrow Term, an amount equal to the reasonable estimate of the amount of such claim hereunder by Buyer will be withheld from the balance of the Escrow Amount and will continue to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement until such claim has been fully resolved and the Escrow Term shall be deemed to be extended accordingly and the balance of the Escrow Amount will be released to the Member Representative for distribution to the Members. Distributions declared and paid on the escrowed Common Units shall be delivered to the Escrow Agent and the Escrow Agent shall, promptly upon receipt of such distributions, release such distributions to the Member Representative.
(e)    The Parties shall execute and deliver such instruction notices and letters in writing to the Escrow Agent, and take such other actions, as may be reasonably requested, to implement the terms hereof and to disburse the Escrow Amount as contemplated herein.
(f)    The Parties acknowledge that the Escrow Amount has been established to provide assets that will be available as a source of recovery by Buyer but that the Escrow Amount is not intended to establish any cap or limit on the Members’ obligations resulting from a Buyer Indemnified Claim, other than with respect to Buyer Indemnified Claims arising under Section 13.2(a)(i) that do not relate to Fundamental Representations and Warranties or fraud.
(g)    The fees and expenses payable to the Escrow Agent pursuant to the Escrow Agreement shall be split equally between Buyer and the Member Representative.
Section 13.7.    Adjustment to Purchase Price. For all Tax purposes, the Parties agree to treat (and will cause each of their respective Affiliates to treat) any indemnification payment made under this Article XIII as an adjustment to the Base Merger Consideration.
Article XIV.

Notices
Section 14.1.    Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by telecopier (with receipt acknowledged), by registered or certified mail (postage prepaid), or by electronic transmission to the Parties at the addresses set forth on Section 14.1 of the Disclosure Schedule or such other place within the continental limits of the United States of America as a Party may designate for itself by giving notice to the other Party, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notices given by telecopier shall be effective upon actual receipt if received during recipient’s normal business hours or at the beginning of the next Business Day after receipt if received after recipient’s normal business hours. All notices by telecopier shall be confirmed in writing on the day of transmission by either registered or certified mail (postage prepaid), or by personal delivery.
Article XV.

Miscellaneous Matters
Section 15.1.    Parties Bear Own Expenses/No Special Damages. Each Party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transaction contemplated by this Agreement. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NONE OF THE PARTIES SHALL HAVE ANY OBLIGATIONS WITH RESPECT TO THIS AGREEMENT, OR OTHERWISE IN CONNECTION HEREWITH, FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES. For purposes of the foregoing, actual damages may, however, include indirect, special, consequential, exemplary or punitive damages to the extent (i) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a Person that is not an Indemnitee pursuant to this Agreement or an Affiliate of such Indemnitee and (ii) such damages are recovered against an Indemnitee by a Person that is not an Indemnitee or an Affiliate of such Indemnitee. This Section 15.1 shall operate only to limit a Party’s liability and shall not operate to increase or expand any contractual obligation of a Party hereunder or cause any contractual obligation of a Party hereunder to survive longer than provided in Section 13.3.
Section 15.2.    Transfer Taxes. The Parties do not anticipate that any Transfer Taxes will arise as a result of the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, if this transaction is deemed to be subject to Transfer Tax for any reason, Buyer agrees to be responsible for one-half of such Transfer Taxes and the Members agree to be jointly and severally responsible for one-half of such Transfer Taxes. If the transactions contemplated by this Agreement are exempt from any such Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, Buyer will timely furnish to the Member Representative such certificate or evidence. The Parties agree to cooperate fully with each other to minimize any liability for Transfer Taxes to the extent legally permissible, and the Parties shall cooperate in the preparation, execution and filing of all Tax Returns regarding any Transfer Taxes that become payable in connection with the transactions contemplated by this Agreement.
Section 15.3.    Entire Agreement. This Agreement including the Exhibits and Schedules attached hereto contains the entire understanding of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the Parties with respect to such subject matter.
Section 15.4.    Choice of Law, Jurisdiction, etc.
(h)    Without regard to principles of conflicts of law, this Agreement, and all claims of causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be construed and enforced in accordance with and governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state and the laws of the United States of America, except that, to the extent that the law of a state in which a portion of the Properties is located (or which is otherwise applicable to a portion of the Properties) necessarily governs, the law of such state shall apply as to that portion of the property located in (or otherwise subject to the laws of) such state.
(i)    The Parties hereby irrevocably submit to the exclusive jurisdiction of the Federal courts of the United States of America located in New York and appropriate appellate courts therefrom, and each Party hereby irrevocably agrees that all claims in respect of such Dispute may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Applicable Laws, any objection which they may now or hereafter have to the laying of venue of any such Dispute brought in any such court or any defense of inconvenient forum for the maintenance of such Dispute. Each Party agrees that a judgment in any such Dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
(j)    EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
(k)    Notwithstanding anything herein to the contrary, each of the Parties hereto agrees (i) that it will not, and it will not permit any of its Affiliates to, bring or support anyone else in bringing any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby in any forum other than any New York State court or federal court sitting in the City of New York in the Borough of Manhattan (and any appellate courts thereof) and (ii) to waive and hereby waive any right to trial by jury in respect of any Proceeding against any Financing Sources.
Section 15.5.    Time of Essence. Time is of the essence in this Agreement.
Section 15.6.    Assignment, Amendment and Waiver. This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors and assigns, provided that neither Party shall have the right to assign this Agreement, including any indemnification rights, or any obligations or benefits hereunder, without the prior written consent of the other Party first having been obtained; provided, further, that Buyer may assign its benefits hereunder to any Person who acquires substantially all of the Properties; provided further, that this proviso, Section 15.4(d) and Section 15.12, Section 15.14, and the third sentence of this Section 15.6 shall inure to the benefit of the Financing Sources. Any transfer in absence of such consent shall be null and void. This Agreement may not be amended or modified except by the written agreement of all the Parties hereto. In addition, the second proviso of the first sentence of this Section 15.6, Section 15.4(d), Section 15.12 and Section 15.14 may not be amended or modified except by the written agreement of the Financing Sources. Except as otherwise provided in this Agreement, the failure by any Person to comply with any obligation, covenant or condition under this Agreement may be waived by the Person entitled to the benefit thereof only by a written instrument signed by the Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent other failure. The failure of any Person to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Person thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be a waiver of any other or subsequent breach.
Section 15.7.    Counterpart Execution. For execution, this Agreement may be executed in counterparts, all of which constitute one and the same instrument. It shall not be necessary for Buyer and the Company to sign the same counterpart. This instrument may be validly executed and delivered by facsimile or other electronic transmission.
Section 15.8.    Remedies; Exclusive Remedy; Release.
(e)    The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that, to prevent breaches or threatened breaches by the Parties of any of their respective covenants or obligations set forth in this Agreement and to enforce specifically the terms and provisions of this Agreement, the Parties shall be entitled to request or seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Parties has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement hereby waives any requirement to provide any bond or other security in connection with such order or injunction. The foregoing is in addition to any other remedy to which any Party is entitled at law, in equity or otherwise.
(f)    THE PARTIES HERETO HAVE VOLUNTARILY AGREED TO DEFINE THEIR RIGHTS, LIABILITIES AND OBLIGATIONS RESPECTING THE SUBJECT MATTER OF THIS AGREEMENT EXCLUSIVELY IN CONTRACT PURSUANT TO THE EXPRESS TERMS AND PROVISIONS OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO; AND, WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN ARTICLE IV, ARTICLE VI AND ARTICLE VII HEREIN, THE PARTIES HERETO EXPRESSLY DISCLAIM THAT THEY ARE OWED ANY DUTIES OR ARE ENTITLED TO ANY REMEDIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. FURTHERMORE, THE PARTIES EACH HEREBY ACKNOWLEDGE THAT THIS AGREEMENT EMBODIES THE JUSTIFIABLE EXPECTATION OF SOPHISTICATED PARTIES KNOWLEDGEABLE IN BUSINESS AND DERIVED FROM VOLUNTARY, ARM’S LENGTH NEGOTIATIONS; ALL PARTIES TO THIS AGREEMENT SPECIFICALLY ACKNOWLEDGE THAT NO PARTY HAS ANY SPECIAL RELATIONSHIP WITH ANOTHER PARTY THAT WOULD JUSTIFY ANY EXPECTATION BEYOND THAT OF AN ORDINARY BUYER AND AN ORDINARY SELLER IN AN ARM’S LENGTH TRANSACTION; THAT IS, NO FIDUCIARY RELATIONSHIP OR DUTY EXISTS. THE SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE TERMS AND PROVISIONS OF THIS AGREEMENT (INCLUDING ANY REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN) SHALL BE THOSE REMEDIES AVAILABLE AT LAW, OR IN EQUITY FOR BREACH OF CONTRACT ONLY (AS SUCH CONTRACTUAL REMEDIES MAY BE FURTHER LIMITED OR EXCLUDED PURSUANT TO THE EXPRESS TERMS OF THIS AGREEMENT); AND, WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN ARTICLE IV, ARTICLE VI AND ARTICLE VII HEREIN, THE PARTIES HERETO HEREBY EXPRESSLY DISCLAIM RELIANCE ON THE OTHER PARTY. EXCEPT FOR THE INDEMNIFICATION RIGHTS AND REMEDIES CONTAINED IN THIS SECTION 15.8 AND ARTICLE XIII, FROM AND AFTER THE CLOSING, THE MEMBERS, ON ONE HAND, AND THE COMPANY AND BUYER, ON THE OTHER, EACH RELEASE, REMISE AND FOREVER DISCHARGE THE OTHER AND ITS AFFILIATES AND ALL SUCH PARTIES’ AND ITS AFFILIATES’ OFFICERS, DIRECTORS AND MANAGERS, INCLUDING THE ARROW RELEASE PARTIES, FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREIN, INCLUDING RIGHTS TO CONTRIBUTION UNDER ANY APPLICABLE ENVIRONMENTAL LAW, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS AND RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON. WITHOUT LIMITATION OF THE FOREGOING, THE SOLE AND EXCLUSIVE REMEDY OF A PARTY FOR ANY AND ALL (A) CLAIMS RELATING TO ANY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT AND (B) OTHER CLAIMS PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT SHALL BE ANY RIGHT TO INDEMNIFICATION FROM SUCH CLAIMS THAT IS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND IF NO SUCH RIGHT OF INDEMNIFICATION IS EXPRESSLY PROVIDED, THEN SUCH CLAIMS ARE HEREBY WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW. EACH PARTY UNDERSTANDS THIS AGREEMENT AND ITS CONTENTS, AND SIGNS THIS AGREEMENT AS ITS OWN FREE ACT. EACH PARTY EXPRESSLY WARRANTS THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL IN THIS MATTER, AND LEGAL COUNSEL HAS READ AND EXPLAINED TO EACH PARTY THE ENTIRE CONTENTS OF THIS AGREEMENT, AND ITS WAIVERS AND RELEASES IN FULL. EACH PARTY COVENANTS NOT TO SUE ON CLAIMS RELEASED OR WAIVED BY THIS AGREEMENT, AND AGREES THAT ANY SUCH SUIT SHALL BE A BREACH OF THIS AGREEMENT FOR WHICH THE NONBREACHING PARTY MAY SEEK ACTUAL DAMAGES, WHICH SHALL INCLUDE ATTORNEYS FEES AND COSTS. NOTWITHSTANDING THE FOREGOING OR ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY, THIS DISCLAIMER SHALL NOT RESTRICT AND LIMIT ANY CLAIM BY A PARTY BASED ON FRAUD BY THE OTHER PARTY.
(g)    UPON CLOSING, EXCEPT AS PROVIDED IN SECTION 13.2, EACH OF THE PARTIES HERETO SHALL WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ALSO BE DEEMED TO HAVE WAIVED, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT TO CONTRIBUTION AGAINST EACH OTHER PARTY (INCLUDING, WITHOUT LIMITATION, ANY CONTRIBUTION CLAIM ARISING UNDER ANY APPLICABLE ENVIRONMENTAL LAW) AND ANY AND ALL OTHER RIGHTS, CLAIMS AND CAUSES OF ACTION IT MAY HAVE AGAINST SUCH PARTY ARISING UNDER OR BASED ON ANY FEDERAL, STATE OR LOCAL STATUTE, LAW, ORDINANCE, RULE OR REGULATION OR COMMON LAW OR OTHERWISE.
Section 15.9.    References, Titles and Construction.
(a)    All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.
(b)    Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.
(c)    The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.
(d)    Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.
(e)    Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.
(f)    The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.
Section 15.10.    Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.
Section 15.11.    Waiver.
(a)    It is acknowledged by each of the Parties that the Company has retained Latham & Watkins, LLP and White, Coffey & Fite, PC (collectively, “Company Counsel”) to act as its counsel in connection with the transactions contemplated hereby and that Company Counsel has not acted as counsel for any other Party in connection with the transactions contemplated hereby for conflict of interest or any other purposes. Buyer and the Company agree that any attorney-client privilege and the expectation of client confidence attaching as a result of Company Counsel’s representation of the Company in connection with the transactions contemplated by this Agreement, including all communications among Company Counsel and the Company and/or their respective Affiliates whether or not in connection with the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect. Furthermore, effective as of the Closing, (i) all communications (and materials relating thereto) between any Target Company and Company Counsel relating to the transactions contemplated by this Agreement are hereby assigned and transferred to the Members, (ii) the Target Companies hereby release all of their rights and interests to and in such communications and related materials and (iii) each Target Company hereby releases any right to assert or waive any privilege related to the communications referenced in this Section 15.11 and acknowledges and agrees that all such rights shall reside with the Members.
(b)    Buyer and the Company agree that, notwithstanding any current or prior representation of the Company by Company Counsel, Company Counsel shall be allowed to represent either Member or any of their respective Affiliates in any matters and disputes adverse to Buyer or the Company that either is existing on the Execution Date or arises in the future and relates to this Agreement and the transactions contemplated hereby; and Buyer and the Company hereby waive any conflicts or claim of privilege that may arise in connection with such representation.
(c)    Buyer acknowledges that any advice given to or communication with either Member or any of their respective Affiliates (other than a Target Company) shall not be subject to any joint privilege and shall be owned solely by such Member and its Affiliates. Buyer and the Company each hereby acknowledge that each of them have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Company Counsel.
This Section 15.11 is for the benefit of the Members and their respective Affiliates and such Persons are intended third-party beneficiaries of this Section 15.11. This Section 15.11 shall be irrevocable, and no term of this Section 15.11 may be amended, waived or modified, without the prior written consent of the Members.
Section 15.12.     No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than the Buyer and the Member Representative to any claims, cause of action, remedy or right of any kind, except the rights expressly provided in Sections 3.2(a), 3.4(a), 9.7, 15.8 and 15.11 and Article XIII; provided that, notwithstanding any provision to the contrary contained in this Agreement, the Parties expressly acknowledge and agree that the Financing Sources are express third party beneficiaries of, and may enforce as such the provisions of Section 15.4(d), the second proviso in the first sentence of Section 15.6, the third sentence of Section 15.6, and this Section 15.12, and Section 15.14.
Section 15.13.     Member Representative. As of the Execution Date each Member has, pursuant to the terms of that certain Delegation Agreement, dated as of the Execution Date, appointed the OZ Member (the “Member Representative”) as its agent and attorney in fact to act on such Member’s behalf in effecting the execution, delivery and performance of this Agreement and any other document, instrument or agreement executed and delivered in connection with this Agreement or the transactions contemplated hereby, with full power and authority to bind such Member as though such Member was present and acting on its own behalf. Each Member has instructed Buyer to discuss all matters relating to this Agreement and any other matters associated with the transactions contemplated hereby with the Member Representative acting on behalf of each Member. All actions to be taken or notices to be provided by the Members under this Agreement shall be taken or provided on behalf of the Members by the Member Representative. All decisions and actions by the Member Representative including any agreement between the Member Representative and Buyer relating to the defense or settlement of any claims for which the Members may be required to indemnify Buyer, shall be binding upon each Member and no Member shall have the right to object, protest or otherwise contest the same.
Section 15.14.    No Recourse Against Financing Sources. Notwithstanding anything that may be expressed or implied in this Agreement, each of the parties hereto agrees and acknowledges that the Members, the Member Representative and (prior to the Closing) the Company, shall not have any recourse (directly or indirectly), rights or claims in connection with this Agreement or the transactions contemplated hereby (including the Buyer Financing) or any documents or instruments delivered in connection herewith or therewith against any Financing Source in connection with the transactions contemplated by this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable requirements of law or otherwise.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement is executed by the Parties hereto on the date set forth above.

THE COMPANY:

ARROW MIDSTREAM HOLDINGS, LLC

By:	/s/ Robert M. Zinke
Name:	Robert M. Zinke
Title:	CEO

MEMBERS:

OZ MIDSTREAM HOLDINGS, LLC

By:	/s/ Joel M. Frank
Name:	Joel M. Frank
Title:	Authorized Signatory

LEGION ENERGY, LLC

By:	/s/ Robert M. Zinke
Name:	Robert M. Zinke
Title:	CEO
BUYER:

CRESTWOOD MIDSTREAM PARTNERS LP By: Crestwood Midstream GP LLC its General Partner

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	President and Chief Executive Officer
MERGER SUB:

CRESTWOOD ARROW ACQUISITION LLC

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	President and Chief Executive Officer

By execution hereof, the undersigned agrees to be bound by and to perform the agreements and covenants set forth in Articles III, IX, XI, XII, XIII, and XV and Section 10.2 hereof
MEMBER REPRESENTATIVE:

OZ MIDSTREAM HOLDINGS, LLC

By:	/s/ Joel M. Frank
Name:	Joel M. Frank
Title:	Authorized Signatory

HN\1043378.20 Arrow-Crestwood Merger Agreement (Execution Version)     049538-0002